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ALIGN TECHNOLOGY, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 19, 2021
10:00 a.m. Pacific Time
TO OUR STOCKHOLDERS:

The 2021 Annual Meeting of Stockholders ("Annual Meeting") of Align Technology, Inc. ("Align" or the "Company") will be webcast virtually on Wednesday, May 19, 2021, at 10:00 a.m. Pacific Daylight Time. You may begin accessing the webcast using your personalized link in your confirmation email received after registration.
Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are once again pleased to take advantage of the SEC rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of our Annual Meeting. On or about April 7, 2021, we mailed to our beneficial and registered stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. The Notice also contains instructions on how you can request and receive a printed paper copy of the Proxy Statement, Proxy Card and Annual Report.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote via the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely,

ALIGN TECHNOLOGY, INC.

Julie Coletti
Senior Vice President, Chief Legal and Regulatory Officer

TABLE OF CONTENTS	Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL ONE ELECTION OF DIRECTORS	1
Nominees	1
Information Concerning The Nominees	2
Corporate Governance	8
Director Independence	13
Stockholder Communications With Board	14
Director Compensation	14
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	16
Fees to PricewaterhouseCoopers LLP For 2020 and 2019	17
Audit Committee’s Policy Of Pre-Approval Of Audit And Permissible Non-Audit Services	17
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	18
PROPOSAL THREE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED BYLAWS TO DESIGNATE THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF CERTAIN LEGAL MATTERS	19
PROPOSAL FOUR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ALIGN TECHNOLOGY, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN	21
EQUITY COMPENSATION PLAN INFORMATION	25
PROPOSAL FIVE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	26
EXECUTIVE COMPENSATION	27
Compensation Discussion And Analysis	27
Compensation Committee of the Board Report	44
Summary Compensation Table For Fiscal Year Ended 2020	45
Grants Of Plan-Based Awards For Fiscal Year Ended 2020	48
Outstanding Equity Awards At Fiscal 2020 Year End	50
Option Exercises And Stock Vested During Fiscal Year Ended 2020	52
Potential Payment Upon Termination Or Change Of Control	53
Other Compensation Matters	57
CORPORATE SOCIAL RESPONSIBILITY	59
PRINCIPAL STOCKHOLDERS	62
DELINQUENT SECTION 16(a) REPORTS	64
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	65
GENERAL INFORMATION	66
Q: Why Am I Receiving These Materials?	66
Q. What is Included in These Materials?	66
Q: What Information Is Contained in these Materials?	66
Q: Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Full Set of Proxy Materials?	66
Q. How Can I Access the Proxy Materials Over the Internet?	66
Q: Can I Vote my Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?	66
Q: What Is The Difference Between Holding Shares Directly Or As A Beneficial Owner, In Street Name?	67
Q: How Can I Participate in the Annual Meeting?	67
Q: Why Is the Annual Meeting Only Virtual?	67
Q: How Can I Submit Questions During the Annual Meeting?	67
Q: What Are the Rules of Procedure for the Annual Meeting?	67
Q: Will the List of Stockholders be Available During the Annual Meeting?	68
Q: What if I Have Technical Difficulties or Trouble Accessing the Annual Meeting?	68
Q: Who Can Vote at the Annual Meeting?	68
Q: How Do I Vote My Shares During the Annual Meeting?	68
Q: How Can I Vote My Shares Without Participating in the Annual Meeting?	68
Q: What if I Don't Give Specific Voting Instructions?	68
Q: Can I Change or Revoke my Vote?	69
Q: What Are We Voting on And What Vote is Required to Approve Each Item?	70
Q: What Constitutes a Quorum?	70
Q: Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?	70
Q: Who Will Count the Vote?	71
Q: What is Align's Website Address?	71
Q: Where Can I Find the Voting Results of the Meeting?	71
Q: What if Multiple Stockholders Share the Same Address?	71
Q: Is There Any Information I Should Know Regarding Future Annual Meetings?	71
OTHER MATTERS	72
Appendix A Amended and Restated Bylaws
Appendix B Align Amended and Restated 2010 Employee Stock Purchase Plan

ALIGN TECHNOLOGY, INC.
410 N. Scottsdale Rd. Suite 1300
Tempe, AZ 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

VIRTUAL MEETING LOGISTICS

ITEMS OF BUSINESS

1	To elect the ten (10) directors named in this proxy statement
2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2021
3	To ratify an amendment of our bylaws to designate Delaware and the District Courts of the United States as the exclusive forums for adjudication of certain disputes
4	To approve the amendment and restatement of our 2010 Employee Stock Purchase Plan
5	To conduct an advisory (non-binding) vote on executive compensation
6	To consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

IMPORTANT MEETING INFORMATION

Technical Issues
Contact 866-612-8937 (toll-free) or 973-873-7684 (international) for any technical difficulties or trouble accessing the virtual meeting, or if you are unable to locate your digital control number.

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Meeting Admission
All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Online access will begin at 9:30 a.m. Pacific Daylight Time, and we encourage you to access the Annual Meeting early. To be admitted to the Annual Meeting, stockholders as of the Record Date must register in advance at http://viewproxy.com/aligntech/2021/htype.asp.

Voting
Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled Voting Information - How do I vote my shares during the Annual Meeting? in the proxy statement.

This Notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on the Internet on or about April 7, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2021. The Proxy Statement and Align Technology, Inc.'s Annual Report on Form 10-K are available electronically at http://www.viewproxy.com/aligntech/2021

i

PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this proxy statement. It does not contain all the information you should consider and as such we urge you to carefully read the proxy statement in its entirety prior to voting. For additional information, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
MEETING AGENDA AND VOTING RECOMMENDATIONS

Item		Voting Standard	Vote Recommendation	Page Reference
1	Annual Election of Directors	Majority of votes cast	FOR each nominee	1
2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	16
3	Ratify an Amendment of our Bylaws to designate Delaware and the District Courts of the United States as the Exclusive Forums for adjudication of certain disputes	66 2/3% of the Outstanding Shares	FOR	19
4	Approval of Amendment and Restatement of our 2010 Employee Stock Purchase Plan	Majority of votes cast	FOR	21
5	Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	FOR	26

DIRECTOR NOMINEES
You are being asked to vote on the election of these ten directors. Each member of our board of directors ("Board") is elected annually by majority voting. All directors other than Mr. Hogan are considered by our Board to be independent.
Mr. Thomas M. Prescott, our former President and Chief Executive Officer who currently continues to serve as a director, was not nominated to stand for re-election and will be retiring from the Board at the Annual Meeting. As a result, the Board has resolved to reduce the size of the Board from 11 to 10 directors at the end of Mr. Prescott's term.

					Committee Memberships*
Name	Age	Director Since	Primary Occupation	Independent?	AC	CC	NGC	TC
Joseph M. Hogan	63	2015	President & CEO, Align Technology, Inc.	No
Kevin J. Dallas	57	2018	CEO, Wind River Systems	Yes				X
Joseph Lacob	65	1997	CEO & Governor of The Golden State Warriors	Yes			C	X
C. Raymond Larkin, Jr. (1)	72	2004	Retired, Principal of Group Outcome LLC	Yes			X
George J. Morrow	69	2006	Retired, EVP of Worldwide Sales & Marketing, Amgen, Inc.	Yes		C	X
Anne M. Myong	53	2019	Former CEO & CFO of Aura Financial Corporation	Yes	X	X
Andrea L. Saia	63	2013	Retired, Global Head of Vision Care, Novartis AG	Yes	X	X		X
Greg J. Santora	69	2003	Retired, CFO, Shopping.com	Yes	C	X
Susan E. Siegel	60	2017	Former Chief Innovation Officer at General Electric and Former CEO of GE Business Innovations	Yes			X	X
Warren S. Thaler	58	2004	Consultant, Gund Investment Corporation	Yes	X		X	X

(1)Mr. Larkin is Chairman of the Board
*AC = Audit; CC = Compensation; NGC = Nominating and Governance; TC= Technology; X = Member; C = Chair

Align Technology, Inc. ("We", "Our", "Align") is a global medical device company engaged in the design, manufacture and marketing of Invisalign® clear aligners and iTero® intraoral scanners and services for dentistry, and exocad® computer-aided design and computer-aided manufacturing ("CAD/CAM") software for dental laboratories and dental practitioners. Our products are intended primarily for the treatment of malocclusion or the misalignment of teeth and are designed to help dental professionals achieve the clinical outcomes that they expect and the results patients desire.
Our purpose is to transform smiles and change lives, and we are accomplishing this goal by establishing clear aligners as the principal solution for the treatment of malocclusions and our Invisalign clear aligners as the treatment solution of choice by orthodontists, general dental practitioners and patients globally. To date, over 9.6 million people worldwide have been treated with our Invisalign System.

COVID-19 BUSINESS IMPACTS
In 2020, the COVID-19 pandemic disrupted our business and the businesses and lives of our customers, their patients and our suppliers in unprecedented ways; requiring us to reevaluate priorities, adapt to new ways of doing business and developing new strategies and plans quickly and revising them frequently as conditions evolved. By the end of 2020, many dental practices had resumed operations although often at capacities less than pre-pandemic levels. Additionally, in virtually all practices the effects of COVID-19 persist, typically in the form of additional preventative safety measures such as added sterilization requirements, increased costs for personal protective equipment and staggered patient visits intended to reduce the risks of cross contamination, each of which contribute to fewer patient visits per day.

Throughout the pandemic, our focus has remained steadfast on the health and safety of our employees, our customers and their patients, operational execution, and continued progress toward our four principal pillars of growth: (i) International expansion; (ii) GP adoption; (iii) Patient demand & conversion; and (iv) Orthodontic utilization.

To help customers through the pandemic and to stimulate demand for our products and services during the recovery, we modified existing programs and implemented new promotions in 2020, some of which remain in effect. For instance, we did not implement annual price increases on our various clear aligner products in 2020, offered promotions to encourage customers with patients in wires and brackets to switch to our Invisalign clear aligners, allowed customers to maintain their promotional status levels notwithstanding declining purchases, increased advertising and launched new media campaigns, generally released virtual solutions, expanded training programs, including online training, all in an effort to help our customers and accelerate our mutual return to normal operations

While we did not meet the original annual performance goals set at the beginning of 2020 due to the COVID-19 pandemic, our second half recovery was directly attributable to our senior management's crisis management and their dedication to strong operational execution. Our fiscal 2020 financial and strategic highlights and their impact on executive compensation are summarized below.

FISCAL 2020 PERFORMANCE HIGHLIGHTS
Align set new financial records in the second half of 2020, to end the year strong after a significant COVID-19 pandemic-related shortfall in the second quarter. Net revenues of $734.1 million and $834.5 million, in the third and fourth quarters of 2020, respectively, were both new quarterly records helping us rebound from a second quarter year-over-year decline of 41.3% to end the year at $2.5 billion in net revenues, up 2.7% compared to 2019. During the year, we served our 9 millionth Invisalign clear aligner patient and shipped 1.6 million Invisalign clear aligner cases, increasing worldwide Invisalign clear aligner volume by 7.9% compared to the prior year. In the fourth quarter alone, we shipped Invisalign clear aligners to a record 77 thousand doctors globally, 7,300 of which were first time customers and we trained 6,400 new doctors on the use of our products. Invisalign case submissions from iTero and other digital scanners increased to 84.0% in the Americas and 73.7% internationally by the fourth quarter of 2020, up from 79.5% and 64.7% in the fourth quarter of 2019.
Operating income in the third and fourth quarters of 2020 was $177.1 million and $213.2 million, respectively, compared to $127.2 million and $151.2 million in the comparable quarters in 2019. For the year, operating income of $387.2 million was down compared to $542.5 million in 2019, primarily as a result of the impact of COVID-19 pandemic-related business disruptions in the second quarter of 2020.

2020 Business Highlights

In addition to those highlights already mentioned, Align's other key announcements in 2020 include:

•exocad Acquisition. The $420.8 million second quarter cash acquisition of exocad Global Holdings GmbH, a German dental CAD/CAM software company that offers fully integrated workflows to dental labs and practices with expertise in restorative dentistry, implantology, guided surgery, and smile design to strengthen our digital platform and extend our digital dental solutions towards fully interdisciplinary end-to-end workflows
•Virtual Solutions. The launch of Invisalign Virtual Appointment and Invisalign Virtual Care, two continuity of care virtual solutions that offer practice and care transformation to doctors by enabling a range of remote practice services for their patients such as video appointments and care and treatment progress reviews and communications
•Software Launches. The launch of ClinCheck 6.0 Pro Software, the latest release of our proprietary 3D treatment planning software showing the planned tooth movements throughout a patient's Invisalign treatment, making it more broadly available to doctors on multiple devices at any time via the cloud. ClinCheck Pro 6.0 software also includes the ClinCheck "In-Face" Visualization tool, enhancing the digital treatment planning experience for doctors and their patients
•Clear Aligner Innovations. The introduction of Invisalign G8 with SmartForce Aligner Activation; a clear aligner biomechanical innovation that allows doctors to more predictably treat crowding, crossbite and deep bite cases
•Advanced Scanning Technologies. U.S. FDA 510(k) clearance of the iTero Element 5D Imaging System, the first integrated dental imaging system that simultaneously records 3D, intraoral color and near-infrared ("NIRI") imaging and enables comparison over time using the iTero TimeLapse technology. NIRI technology aids in detection and monitoring of interproximal caries lesions above the gingiva without using harmful radiation and provides a new comprehensive approach to clinical applications, workflows and user experience

GOVERNANCE HIGHLIGHTS
We recognize the importance of corporate governance as a component of providing long-term stockholder value. Our Board is responsible for ensuring our governance practices are well-designed and appropriate for our business. We continually review and update our corporate governance practices to ensure that our policies are aligned with stockholder interests and corporate governance best practices.

Independence	Best Practices
9 of 10 director nominees are independent	Double trigger for all cash compensation arrangements in event of change of control for all members of senior management
Independent Chairman of the Board has strong role with significant governance responsibilities	Significant stock ownership requirements reviewed annually: •CEO - 6x his annual base salary •Other senior management - 3x their annual base salaries •Non-employee directors - $400,000
Separate CEO and Chairman of the Board roles	Independent directors meet regularly without management present
The Audit, Compensation and Nominating and Governance Committees are each wholly comprised of independent directors	Our Insider Trading Policy prohibits all employees and directors from engaging in short-selling, hedging transactions or pledging our securities as collateral for loans

Accountability and Diversity	Risk Oversight
Annual election of all directors	Board oversight of our overall risk management infrastructure
Majority voting in uncontested elections	Committee oversight of certain risks related to each committee's area of responsibility
Annual performance self-evaluations by the Board and committees	The Board, each of its committees and management actively promote a culture to manage risks as part of our corporate strategy and day-to-day operations
Our directors offer a diversity of viewpoints, backgrounds, national origins, and experiences. Currently, three of our 10 director nominees are women	Dedicated Chief Information Security, Data Privacy and Global Compliance and Ethics Officers responsible for enterprise-wide information security strategy, data privacy, and compliance and ethics policies, standards, processes, technologies and their effectiveness
Our Board has delegated oversight responsibility to our Nominating and Governance Committee of our environmental, social and governance (ESG) efforts, including those related to corporate social responsibility and disclosures	We created a Corporate Social Responsibility ("CSR") organization, appointed a full-time dedicated Senior Director of CSR (later promoted to Vice President), established a CSR Committee, and established the pillars of our comprehensive CSR program philosophy

FISCAL 2020 EXECUTIVE COMPENSATION HIGHLIGHTS

Our 2020 senior management compensation program was designed to build upon our outstanding 2019 business and financial performance. We continued the practice of directly tying a substantial portion of the targeted direct compensation of our members of senior management to variable compensation with 92% and 84% of the compensation for our CEO and all of our other named executive officers ("NEOs"), respectively, being variable. Base salary remained the only fixed direct compensation component, as outlined in the following table.

COVID-19 Impact

Due to the uncertainty caused by the COVID-19 pandemic and the impact it was having (and was expected to continue having) on our business performance, including lower than expected sales of our Invisalign clear aligners and iTero intraoral scanners, our Compensation Committee performed a mid-year review and reassessment of our 2020 Annual Cash Incentive Plan ("Bonus Plan") performance goals to determine whether the original metrics and performance goals continued to appropriately incentivize employees. After its review, the Compensation Committee chose to retain the overall program, reset the original annual performance targets under the Bonus Plan and reduce the maximum amount payable to members of senior management. For further details, please see the discussion below under "Executive Summary" of the Compensation Discussion & Analysis starting on page 27 of this proxy statement and the subsection entitled "Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan" contained in that section for a further discussion of the mid-year adjustments to our 2020 Bonus Plan performance goals.

v

| | Component | % of Total Target CEO | % of Total Target Average NEO [1] | Rationale | Key Elements |
|---|---|---|---|---|---|
| Fixed / Short-Term | Base Salary | 8% | 16% | • Provide a fixed, baseline level of compensation that is not contingent upon Align's performance<br>• Attract and retain talent with competitive level of pay that reflects executive's experience,role and responsibilities | • Cash |
| Variable / Short-Term | Annual Cash Incentive Compensation | 12% | 11% | • Incentivize and reward for achieving and surpassing pre-established financial goals<br>• Reward individual contributions | • Cash Award based primarily on two metrics:<br>• Revenue (60%)<br>• Operating Profit (40%) |
| Variable / Long-Term | Restricted Stock Units ("RSUs") | 20% | 18% | • Encourage long-term focus<br>• Provide incentive to grow the value of Align's stock<br>• Reward retention even in the event of a decline in share price<br>• Attract and retain talent | • Equity Award<br>• Annual vesting over four years |
| Variable / Long-Term | Market Stock Units ("MSUs") | 60% | 55% | • Encourage long-term focus<br>• Provide incentive to grow the value of Align's stock<br>• Align's interests of executives with stockholders<br>• Attract and retain talent | • Equity Award<br>• 100% vesting after three years, based on the performance of Align's stock compared to the NASDAQ Composite Index during the three-year performance period |

Alignment with Stockholder Interest and Company Performance

•Annual cash incentives are capped and subject to challenging performance goals tied to strategic financial goals aimed at increasing stockholder value
•The majority of senior management compensation is equity-based to align incentives with long-term stockholder value, with 100% performance-based MSUs comprising 60% of our CEO's 2020 total target compensation and, on average, 55% of the total target compensation of our other named executive officers
•2020 stockholder outreach extended to holders of more than 71% of our issued and outstanding stock and included the Chairman of our Compensation Committee, our Senior Vice President, Global Human Resources, our Vice President, Corporate Communications and Investor Relations, and a representative of our third party compensation consultant, Compensia

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees

Our Bylaws provide that our Board of Directors ("Board") will consist of one or more members with the number of directors determined from time to time by resolution of the Board. As of the date of this proxy statement the number of directors is set at 11. On the recommendation of the Nominating and Governance Committee, the Board has nominated the ten persons named below for election at the Annual Meeting, each to serve for a one-year term or until a successor is elected or appointed and qualified. Mr. Thomas M. Prescott, who was our President and CEO immediately prior to Mr. Joseph M. Hogan and who continues to serve as a director, was not nominated to stand for re-election and will be retiring from the Board at the Annual Meeting. As a result, the Board has resolved that effective immediately upon the expiration of Mr. Prescott's term, the size of the Board will be reduced from 11 to 10 directors.

The Board unanimously recommends that you vote "FOR" all of the nominees below
Kevin J. Dallas
Joseph M. Hogan
Joseph Lacob
C. Raymond Larkin, Jr.
George J. Morrow
Anne M. Myong
Andrea L. Saia
Greg J. Santora
Susan E. Siegel
Warren S. Thaler
Information concerning each of the nominees can be found in the pages that follow.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this proxy statement, we are not aware of any nominee who is unable or will decline to serve as a director.

Our Bylaws state that a director nominee is elected only if she or he receives a majority of the votes cast with respect to her or his election in an uncontested election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each of our director nominees is currently serving on the Board. If a nominee is not re-elected, Delaware law provides that the director will continue to serve on the Board as a "holdover director." Under our Bylaws and Corporate Governance Guidelines, each director submits in advance, a contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee's recommendation, and publicly disclose its decision and the rationale behind it within 90 days following the date the election results are certified.

You may either vote "For" or "Against" any nominee you specify, or "Abstain" from voting for any nominee. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a broker, bank or other nominee holder or record you must instruct your broker, bank or other nominee how to vote your shares so that your vote can be counted for this Proposal 1.

Information Concerning the Nominees

KEVIN J. DALLAS

President & CEO of Wind River Systems, Inc.	Committees:
Age: 57	•Technology
Director since: 2018
Other Current Public Company Boards: None
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Wind River Systems, Inc. a software development company	Current President & CEO; member of the Board	2020 to present
Microsoft Corporation, a software development and solutions company	Corporate Vice President Cloud & AI Business Development	1996-2020
NVIDIA Corporation and National Semiconductor (now Texas Instruments, Inc.)		1996 and earlier

Skills and Qualifications:
•CEO experience and significant leadership roles at large public companies
•Authority in strategic business development in IoT, cloud computing, discrete manufacturing, retail, financial services, media and entertainment and healthcare
•Cybersecurity expertise and of the risks facing worldwide technology companies in the areas of strategy, finance, and operations
•International business experience in European and Middle Eastern markets in roles that included microprocessor design, systems engineering, product management, and end-to-end business leadership

Education:
•B.S.c. degree in Electrical and Electronic Engineering from Staffordshire University, Stoke-on-Trent, Staffordshire, England

JOSEPH M. HOGAN

President & CEO of Align Technology, Inc.	Committees:
Age: 63	•None
Director since: 2015
Other Current Public Company Boards: None
Board Determination: Not Independent

Experience:

Company	Current or Last Position or Title	Tenure
Align Technology, Inc	Current President & CEO; member of the Board	2015 to present
ABB, a global power and automation technologies company	CEO	2008-2013
General Electric (GE) in a variety of executive and management roles, including eight years as CEO of GE Healthcare		2008 and earlier

Skills and Qualifications:
•Significant leadership experience as a CEO and in senior leadership roles at large public companies
•Strategic business, market development and sales acumen
•Successful chief executive with extensive experience in leading the strategic and operational aspects of large and complex, international organizations across multiple industries including healthcare and information technology
•Responsible for Align's operational objectives and serves as an integral connection between the Board and management teams, enabling alignment between the Board's strategic expectations and their implementation and execution
Education:
•M.B.A. from Robert Morris University, Pennsylvania
•B.S. degree in Business and Economics from Geneva College, Pennsylvania

JOSEPH LACOB

Co-Executive Chairman and CEO of The Golden State Warriors	Committees:
Age: 65	•Nominating and Governance (Chair) •Technology
Director since: 1997
Other Current Public Company Boards: None
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
The Golden State Warriors of the National Basketball Association	Current CEO and Governor of the Warriors; member of the Board	2010 to present
Kleiner Perkins Caufield & Byers, a venture capital firm	Partner	1987-2018
Cetus Corporation (now Chiron), FHP International, and Booz, Allen & Hamilton		1987 and earlier

Skills and Qualifications:
•Accomplished business leader adept at evaluating and developing strategic opportunities
•Extensive educational training and strategic business evaluation and development in technology, healthcare and life sciences industries
•CEO experience and senior leadership positions with large public and private organizations
•Significant financial and strategic investment and M&A experience with cutting edge medical technologies, including investments in over fifty life science companies in the start-up or incubation phase, over 30 of which were in therapeutic and diagnostic medical device companies

Education:
•M.B.A. from Stanford University, Stanford, California
•Masters in Public Health from the University of California at Los Angeles
•B.S. in Biological Sciences from the University of California at Irvine

C. RAYMOND LARKIN, JR. (CHAIRMAN OF THE BOARD)

Principal of Group Outcome L.L.C.	Committees:
Age: 72	•Nominating and Governance
Director since: 2004
Other Current Public Company Boards: None
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Group Outcome L.LC, a merchant banking firm	Current Principal	2007 to present
Cutlass Capital, a venture capital firm	Venture Partner	2001-2007
Eunoe, Inc., Nellcor Puritan Bennett, Inc., Bentley Laboratories/American Hospital Supply		2007 and earlier
United States Marine Corps, Captain		1970-1975

Skills and Qualifications:
•Long-term CEO and senior leadership experience at large public companies with significant managerial and hands-on operational responsibilities growing companies organically and acquisitively
•Deep knowledge and authority in the medical device and healthcare fields
•Extensive public and private company board experience
•Strong strategic business development and tactical implementation skills

Education:
•B.S. in Industrial Management from LaSalle University

GEORGE J. MORROW

Former EVP & Global Commercial Operations Amgen, Inc.	Committees:
Age: 69	•Compensation (Chair) •Nominating and Governance
Director since: 2006
Other Current Public Company Boards: Neurocrine Biosciences
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Amgen, Inc., a global biotechnology company	Former EVP & Global Commercial Operations Amgen, Inc.; former EVP & Worldwide Sales & Marketing	2001-2011
GlaxoSmithKline Inc. and its subsidiaries, including President and CEO of Glaxo Wellcome, Inc.		1992- 2001

Skills and Qualifications:
•Significant sales, marketing and operational global ownership roles with large publicly traded medical and healthcare technology companies
•Extensive background in medical device regulatory and compliance, financial, and corporate governance
•Expert in growth driven sales compensation strategies and risk mitigation controls
•Accomplished leader with the skills and experience that drive business success

Education:
•M.B.A. from Duke University
•M.S. degree in Biochemistry from Bryn Mawr College
•B.S. degree in Chemistry from Southampton College, Long Island University

ANNE M. MYONG

Former CEO & CFO of Aura Financial LLC	Committees:
Age: 53	•Audit •Compensation
Director since: 2019
Other Current Public Company Boards: None
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Aura Financial LLC, a financial technology and consumer lending company	Former CEO & CFO	2020
Walmart Global eCommerce, a multinational consumer retail and e-commerce corporation	Senior Vice President and Chief Financial Officer, and Senior Vice President, Chief Financial and Administrative Officer of Walmart China Retail	2011-2017
Agilent Technologies China	Vice President and CFO	2006-2011

Skills and Qualifications:
•CEO experience and senior leadership positions at large public companies
•Extensive experience in global operations, finance and digital transformation with a unique expertise in international key markets
•Former multinational corporation CFO with a deep understanding of financial reporting and organizational risks, controls and monitoring
•Authority in consumer products and e-commerce along with developing and delivering industry transforming technology and innovations

Education:
•M.B.A. degree from Harvard Business School
•B.B.A. degree in Computer Information Systems from James Madison University

ANDREA L. SAIA

Former Global Head of Vision Care, Novartis AG.	Committees:
Age: 63	•Audit •Compensation •Technology
Director since: 2013
Other Current Public Company Boards: LivaNova PLC and Outset Medical, Inc.
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Alcon, a division of Novartis AG, a global healthcare solution provider	Former Global Head of Vision Care	2011-2012
CibaVision Corporation, a subsidiary of Novartis	President and Chief Executive Officer; member of the Board	2008-2011
CibaVision Corporation, a subsidiary of Novartis	President of Europe, Middle East, and Africa operations	2005-2007
CibaVision Corporation, a subsidiary of Novartis	Global Head of Marketing, promoted to President of the Global Lens Business	2002-2005
GCG Partners Inc., Procter & Gamble, Unilever, and Revlon		2002 and earlier

Recent Public Board Experience:

•Coca-Cola Enterprises, Inc.

Skills and Qualifications:
•Successful CEO with additional senior leadership positions at large public companies
•Accomplished global business executive with over 30 years of experience in the medical technology and consumer products industries with multinational companies
•Extensive global sales and marketing and strategic business development experience
•Significant board experience with multinational and other public companies

Education:
•B.S. degree in Business Administration from Miami University
•M.B.A. degree from J.L. Kellogg Graduate School of Business

GREG J. SANTORA

Former CFO of Shopping.com	Committees:
Age: 69	•Audit (Chair) •Compensation
Director since: 2003
Other Current Public Company Boards: None
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Shopping.com, a provider of Internet-based comparison-shopping resources	Former CFO; member of the Board	2003-2005
Intuit Inc., a provider of small business and personal finance software	CFO and Senior VP	1997-2002
Apple Computer, a global provider of personal and commercial business hardware and software	Senior Financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit	1984-1997
Arthur Andersen LLP		1974 and earlier

Recent Public Board Experience:

•RetailMeNot, Inc.

Skills and Qualifications:
•A CPA with over 35 years of large public company CFO and major audit firm senior leadership positions
•Authority in e-commerce and financial software, accounting and finance
•Expert in compliance, financial reporting and audits
•Extensive insight and perspective into current risk identification, internal control development and risk mitigation best practices

Education:
•M.B.A. from San Jose State University
•B.S. degree in Accounting from the University of Illinois

SUSAN E. SIEGEL

Former Chief Innovation Officer of General Electric Company	Committees:
Age: 60	•Nominating and Governance •Technology
Director since: 2017
Other Current Public Company Boards: Illumina, Inc., Nevro, Inc.
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
General Electric and GE Business Innovations, respectively, a global digital and industrial solutions provider	Former Chief Innovation Officer and former Chief Executive Officer, respectively	2017 to 2019
GE Ventures, a venture capital subsidiary of General Electric	CEO	2012-2017
Mohr Davidow Ventures, a healthcare and life science investment firm	VC General Partner	2006-2012
Affymetrix, Inc., a DNA microarray products provider	President and member of the board of directors	1998-2006

Skills and Qualifications:
•Extensive experience identifying, funding, pioneering and implementing industry-shifting ideas in the life sciences, biomedical research and healthcare industries for more than three decades
•Over 20 years serving on the boards of fast growth health and life sciences companies
•CEO with extensive business strategy, market building, finance, M&A, bioethical and entity risk management experience
•Authority in Venture Capital, Healthcare and Life Sciences/Strategy, Operations, M&A
•A successful builder of high functioning leadership and organizational teams
Education:
•B.S. in Biology from the University of Puerto Rico
•M.S. in Biochemistry and Molecular Biology from Boston University Medical School

WARREN S. THALER

Former President of the Gund Investment Corp.	Committees:
Age: 58	•Audit •Nominating and Governance •Technology
Director since: 2004
Other Current Public Company Boards: None
Board Determination: Independent

Experience:

Company	Current or Last Position or Title	Tenure
Gund Investment Corporation, an investment firm with extensive, wide-ranging holdings in real estate and public and private equity securities	Current Consultant; former President	1990 to present
Skills and Qualifications:
•Over 25 years' experience as a senior executive and as a member of numerous boards of directors and their audit, compensation and technology committees, with extensive involvement in various philanthropic and civic organizations, including the Foundation Fighting Blindness
•Strategic emerging technology business investor and advisor
•Authority in business management, operations and M&A with significant business development, board governance, and compliance and entity risk management experience
•Business operations and management expert
Education:
•M.B.A. from Harvard University
•B.A. degree from Princeton University

There are no family relationships between any director and any of our executive officers.

CORPORATE GOVERNANCE

Overview

We are committed to implementing and following high standards of corporate governance, which we believe is important to the success of our business, creates stockholder value and maintains our integrity in the marketplace.

We maintain a corporate governance page on our website that includes additional related information, as well as our Global Code of Conduct ("Code"), Corporate Governance Guidelines ("Guidelines"), and the charters for each of the standing committees of the Board. The corporate governance page can be found by clicking on the "Corporate Governance" link in the "Investors" section of our website at www.aligntech.com.

We also continue to maintain a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Global Code of Conduct. In 2020, we materially revised our Code to emphasize our ongoing commitment to deter wrongdoing, promote integrity and ethical conduct, and deliver superior treatment outcomes and experiences to patients. The Code is applicable to all directors, officers and employees of Align, including our principal executive officer, principal financial officer and controller. In addition to finding the Code on our website, stockholders may request a free copy in writing from Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85281, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website any amendments to the Code, as well as any waivers to our Code required to be disclosed by the rules of the SEC or the NASDAQ Stock Market LLC.

Global Speak Up Policy. In conjunction with the revision of the Code, we also released our new Speak Up Policy to show our commitment to conducting business ethically, honestly and legally. As the name implies, our Speak-Up Policy is designed to encourage current and former directors and employees and third party business partners such as contractors, consultants, suppliers, distributors and even customers to voice their questions and concerns regarding conduct they believe in good faith to be inconsistent with the Code so that we may respond promptly, objectively, fairly and appropriately.

Corporate Governance Guidelines. Our corporate governance practices can be found in our Guidelines, a copy of which is available on our website. Our Guidelines include policies regarding the size and composition of our Board, director qualifications, independence, nominations and elections, director compensation, and leadership development and succession among other topics.

Anti-Hedging and Anti-Pledging Policy. Our Insider Trading Policy prohibits executive officers, directors and employees from engaging in hedging transactions or pledging the Company's securities as collateral for loans.

Declassified Board. Our Board is declassified and all of our directors must stand for election annually.

Majority Voting for Election of Directors. Directors must receive a majority of votes in uncontested elections, meaning the number of votes cast "FOR" a director's election must exceed the number of votes cast "AGAINST" that director's election. As a condition of nomination, all directors submit an irrevocable resignation that becomes effective if the nominee fails to receive a majority of the votes cast and the Board accepts the resignation. If the director fails to receive the requisite votes, the Nominating and Governance Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken.

Significant Stock Ownership Guidelines. We maintain meaningful stock ownership guidelines for senior management and non-employee directors as a matter of good corporate governance and to demonstrate that their interests are consistent with those of our stockholders. The ownership requirements are:

Position	Stock Ownership
CEO	6.0x annual base salary
Other Members of Senior Management	3.0x annual base salary
Non-Employee Directors	Amount equal in market value to $400,000

Each member of senior management and non-employee director has five years from the date she or he first becomes subject to the guidelines to attain the requisite stock ownership. Currently, all such individuals are in compliance with these guidelines.

For purposes of this policy, "ownership" includes:
•shares of our common stock directly held or held in trust for the benefit of such director or member of senior management or her or his family member living in the same household,
•shares of underlying Align restricted stock units held directly, whether or not yet vested, and
•50% of the gain on vested in-the-money stock options, if any.

The term "ownership" does not include unvested options to purchase our common stock or shares underlying unvested market stock units.

Role of Board. The Board is responsible for reviewing our overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee our management and, in so doing, serve the best interests of us and our stockholders. The Board selects, evaluates and provides for the succession of senior management and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as our directors and elects individuals to fill any vacancies on the Board. The Board reviews corporate objectives and strategies and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of our activities through regular written reports and presentations at meetings of the Board and its committees.

Board Leadership Structure; Executive Sessions. The roles of CEO and Chairman of the Board are separated in recognition of the differences between the two roles. The CEO is responsible for setting strategic direction after consultation and input from the Board and for our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to our success. While our Bylaws and Guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for us at this time. Our Guidelines provide that our independent directors will meet in executive session at least twice a year. The Board held seven meetings in 2020 and the independent directors met in executive sessions five times.

Board Effectiveness. To ensure that our Board and its committees are performing effectively and in the best interests of Align and its stockholders, our directors perform an annual assessment of the Board, its committees and each member.

Director Attendance. For the period of her or his service on the Board and each applicable committee in 2020, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which she or he served.

Committees. During the year, the Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com.

Outside Advisors. The Board and each of its committees may retain outside advisors and consultants at its discretion and our expense.

Audit Committee
2020 Meetings: 9 Members: Greg J. Santora (Chair) Anne M. Myong Andrea L. Saia Warren S. Thaler	Oversees and monitors our accounting and financial reporting processes, our financial statement audits, and our internal accounting and financial controls
Responsible for appointing, compensating, retaining, terminating and overseeing the work of our independent auditors
Responsible for reviewing the auditors' proposed scope, approach and independence
Pre-approves audit and non-audit services
Provides oversight and monitors our Internal Audit Department
Reviews, approves and monitors our Global Code of Conduct and Speak Up Policy
Oversees and reviews our Anti-Bribery and Anti-Corruption Compliance Program
Oversees and reviews our cybersecurity, data privacy, and other information technology risks, controls and procedures
Establishes procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters
None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards and the rules and regulations of the SEC
Our Board has determined that Mr. Santora and Ms. Myong are each qualified as an "audit committee financial expert" within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements

Compensation Committee
2020 Meetings: 8 Members: George J. Morrow (Chair) Anne M. Myong Andrea L. Saia Greg J. Santora	Ensures that our compensation programs successfully align the interest of employees, including senior management, with those of the our stockholders
Reviews and administers all compensation arrangements for senior management and reviews general compensation goals and guidelines for our employees and the criteria for which bonuses are to be determined
Retains, oversees, and assesses the independence of compensation consultants and advisors
Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs
May form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect
None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards

Nominating and Governance Committee
2020 Meetings: 4 Members: Joseph Lacob (Chair) C. Raymond Larkin, Jr. George J. Morrow Susan E. Siegel Warren S. Thaler	At the request of the Board, conducts annual reviews and makes recommendations concerning Board and senior management succession
Evaluates the composition, organization and governance of the Board and its committees and identifies, evaluates and recommends nominees to the Board
Develops and recommends corporate governance principles applicable to Align
Responsible for the assessment, analysis and implementation of matters involving environmental, sustainability and governance (ESG) initiatives, including those involving our Corporate Social Responsibility efforts described further starting page 59 of this proxy statement

Technology Committee
2020 Meetings: 1 Members: Kevin J. Dallas Joseph Lacob Thomas M. Prescott Andrea L. Saia Susan E. Siegel Warren S. Thaler	Reviews our technology and development activities Oversees and advises the Board on matters of innovation and technology

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has ever been a member of our senior management or an employee. None of the members of senior management currently serves, or in the past year has served, as a member of the Compensation Committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more members of senior management serving on our Compensation Committee or our Board.

Identifying and Evaluating Director Nominees

The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders. The Nominating and Governance Committee also periodically retains third-party executive search firms to identify independent director candidates. In considering candidates for director nominees, the Nominating and Governance Committee generally assembles all information regarding a candidate's background and qualifications. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from senior management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with our policy regarding nominations and qualifications of directors.

While we do not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds, skills, and experiences, including candidates of gender, racial, and ethnic diversity, that will enhance the quality of the Board's deliberations and decisions. Moreover, our directors have diverse business and professional backgrounds, including experience in finance and accounting, venture capital, medical device, consumer products, technology, brand management and international sales, marketing and operations. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee.

The following matrix is provided to illustrate the demographic diversity and tenure distribution of the nominees for director to serve on our Board. For more information on each director’s education, qualifications and background, please refer to the section entitled "Information Concerning the Nominees" previously discussed in this proxy statement.

	Anne M. Myong	Kevin J. Dallas	Susan E. Siegel	Joseph M. Hogan	Andrea L. Saia	George J. Morrow	C. Raymond Larkin, Jr.	Warren S. Thaler	Greg J. Santora	Joseph Lacob
Gender
Male		●		●		●	●	●	●	●
Female	●		●		●
Race/Ethnicity
African American or Black		●
Asian or Pacific Islander	●		●
Hispanic or Latino			●
White or Caucasian				●	●	●	●	●	●	●
Tenure	0-8 years (50%)					15+ years (50%)

The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:
•the highest personal and professional ethics and integrity;
•proven achievement and competence in the nominee's field and the ability to exercise sound business judgment;
•skills and experience that are complementary to those of the existing Board;
•the ability to assist and support management and make significant contributions to our success; and
•an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Recent Board Refreshment. Since 2017, the Board has added three new directors, each of whom has brought valuable and diverse backgrounds and perspectives to the overall composition of the Board. We are committed to maintaining a well-balanced Board that blends a diversity of backgrounds with strategic expertise in fields including technology, cybersecurity, healthcare, life sciences, medical devices, e-commerce, consumer products and manufacturing that we deem necessary for the continued growth and expansion of our business into key domestic and international markets. As a public company in the highly regulated medical device industry our directors also bring a wealth of experience overseeing sales and marketing, operational, finance and accounting, regulatory and compliance and corporate governance practices essential to our success. Our refreshment process reflects this balanced approach as the Board evolves for the future needs while providing essential continuity from the invaluable perspectives of our more tenured directors.

Stockholder Recommendation of Nominees. Under the terms of our Guidelines, the Nominating and Governance Committee considers recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock. Stockholders must have held their shares continuously for at least 12 months prior to the date they submit their recommendation. The Nominating and Governance Committee will consider persons recommended by our stockholders in the same manner as nominees recommended by the Board, individual board members or management.

A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described below in the answer to the question "Is there any information that I should know regarding future annual meetings?"

Annual meeting attendance. We encourage, but do not require, Board members to attend annual meetings of stockholders. Last year, three directors attended our annual meeting of stockholders.

The Board's Role in Risk Oversight. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, is responsible for the oversight of risks. In its oversight role, the Board must be satisfied that the key risks to our business and operations are identified and prioritized and that the processes implemented by management to respond to those risks are adequate and functioning as designed. As a critical part of this risk oversight role, the Board encourages management to promote a culture that actively promotes risk identification as part of our corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other members of senior management to discuss strategy and the risks we face. Senior management, other employees as well as consultants and advisers routinely attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board regularly receives presentations on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management and other employees as well as consultants and advisers to discuss strategies, key challenges, and risks and opportunities for Align.

Our Board does not have a standing risk management committee, but rather administers its oversight responsibilities directly through our Board as a whole, as well as through the various standing committees that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in areas of financial and investment risks, internal controls, cybersecurity, data privacy, business continuity, crisis preparedness, and compliance with legal and regulatory requirements, including those related to our employee benefit plans. The Compensation Committee assists the Board to manage risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board to manage risks associated with Board organization, membership, and structure as well as long-term and emergency Board and senior management succession planning. The Technology Committee assists the Board to manage strategic and competitive risks, including technical and market risks associated with product development and investment. When a committee receives a report, the chair of the committee discusses it with the full Board during the committee reports portion of the next Board meeting which then enables the entire Board to coordinate the risk oversight function.

Cybersecurity. To more effectively address the cybersecurity threats posed today, we have a dedicated Chief Information Security Officer ("CISO") who is responsible for leading enterprise-wide information security strategy, policy, standards, process, and technology. Our information security program includes, among other things, vulnerability management, antivirus and malware protection, technology compliance and risk management, encryption, identity and access management, application security, and security monitoring and incident response. Our Audit Committee is responsible for reviewing cybersecurity risks and the cybersecurity program. In 2020, the CISO met with the Audit Committee twice to discuss our cyber risks and threats.

Data Privacy. We have various technical, administrative, and physical safeguards in place to help protect against unauthorized access to, use, or disclosure of the customer, consumer, and patient information and data we collect and store. We have a dedicated Data Privacy Officer ("DPO") who advises the business on privacy risks and assesses the effectiveness of privacy controls and compliance with various legislative and regulatory requirements. Our Audit Committee is responsible for reviewing data privacy risks, as well as steps taken by management to understand and mitigate such risks. The Audit Committee routinely receives updates from the DPO on data privacy risks we face and recommends actions to mitigate those risks.

Compliance and Ethics. We have a dedicated Global Compliance & Ethics Officer ("GCEO") who is responsible for implementing and maintaining an effective compliance and ethics program, including the Code, Speak Up Policy and other policies, trainings and communications related to key risk areas such as anti-bribery, anti-corruption, and ethical interactions with healthcare professionals. The GCEO is responsible for reviewing and assessing the effectiveness of our program against related laws and industry best practices. Our Audit Committee is responsible for reviewing compliance and ethics risks, as well as the steps management takes to understand and mitigate these risks.

The Compensation Committee's Role in Risk Oversight. In fulfilling its role to assist the Board's risk oversight responsibilities, the Compensation Committee evaluates the various elements of our compensation programs to avoid encouraging and mitigating against excessive risk taking by promoting behaviors that support sustainable value creation. The Compensation Committee annually assesses our compensation programs and believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect. To arrive at this conclusion, the Compensation Committee assesses the following design features of our senior management and broad-based compensation programs for undesired or unintentional risks of a material nature and that they guard against excessive risk-taking:

•our compensation programs are designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in the long-term best interests of us and our stockholders;
•base salaries are consistent with employees' responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•we annually assess performance under prior year compensation programs and make any adjustments deemed necessary or appropriate in order to mitigate opportunities or motives for excessive risk taking;
•based on the review of prior results, we annually review and establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, and (B) encourage success without encouraging excessive risk taking to achieve short-term results, and, therefore, do not encourage unnecessary or excessive risk-taking;
•the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of us and our stockholders as a whole;
•under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;
•the amount that senior management can receive under our cash incentive compensation plan is capped as a maximum of their targets in order in part to avoid excessive risk taking;
•the Compensation Committee has discretion over annual cash incentive program payouts;
•for senior management, we use a portfolio of equity-based awards that incentivize performance over a variety of time periods with respect to several balanced goals:

◦Restricted Stock Units ("RSUs") retain value even in a depressed market making it less likely employees will take unreasonable risks to get, or keep, equity grants "in the money"; and
◦Performance-based market stock units ("MSUs") measure relative stockholder return over a three-year performance cycle, thereby retaining value even if the price of our stock decreases in a market downturn; and
◦senior management is subject to material share ownership guidelines.

Director Independence

In accordance with the NASDAQ listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with us or senior management that could compromise her or his ability to exercise independent judgment in carrying out her or his responsibilities. As a result of this review, the Board affirmatively determined that Kevin J. Dallas, Joseph Lacob, C. Raymond Larkin, Jr., George J. Morrow, Anne M. Myong, Andrea L. Saia, Greg J. Santora, Susan E. Siegel and Warren S. Thaler are "independent directors." Since Mr. Hogan is currently employed as our President and CEO, the Board determined that he is not independent.

Although Mr. Prescott's tenure on the Board will end once his current term expires at the Annual Meeting, the Board nonetheless considered his independence during 2020. Because his employment as our President and CEO ended in 2015 after more than a decade, the Board determined that he should not be considered independent.

Stockholder Communications with Board

Stockholders may communicate directly with our non-management directors by sending an email to Board@aligntech.com. These communications are monitored to ensure appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. Where the nature of a communication warrants, our Senior Vice President, Chief Legal and Regulatory Officer may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or senior management or independent advisors. After reviewing stockholder messages, our Board will determine an appropriate response if they deem a response necessary or warranted.

Director Compensation

Our director compensation program is designed both to attract and fairly compensate highly qualified, non-employee directors to represent and act in the best interests of our stockholders, employees, and the communities we serve. For the purpose of determining non-employee director compensation for 2020, the Compensation Committee engaged Compensia to evaluate the competitiveness of our program. The Compensation Committee considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Compensation Committee also specifically considered the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining senior management compensation. (For further details on our peer group, see the discussion of our "Peer Group" in the Compensation Discussion and Analysis section below). For 2020, the analysis showed that the Board compensation practices were, in aggregate, generally aligned with market norms and emerging best practices and no changes were made to the program.

Cash Compensation

Our cash compensation program for non-employee directors for fiscal 2020 was: (all amounts paid quarterly in advance)

Description	Current Fee
Annual Retainer for Board Membership (other than Chairman)	$50,000
Annual Retainer for membership on the Compensation and/or Audit Committee (other than the Chairman)	$13,500
Annual Retainer for Chair of the Compensation Committee and/or Audit Committee	$27,000
Annual Retainer for membership on the Nominating and Governance Committee (other than Chairman) and/or Technology Committee	$5,000
Annual Retainer for the Chair of Nominating and Governance Committee	$10,000
Annual Retainer for the Chairman of the Board	$100,000

Equity Compensation. In April 2020, our Compensation Committee approved an annual equity grant of RSUs to our then-current board members (other than Mr. Larkin) having a long term incentive value equivalent to $300,000. For Mr. Larkin's additional responsibilities as the Chairman of our Board, the Compensation Committee approved an annual RSU grant of $400,000. The actual number of shares under the RSU awards was calculated using the closing price of our stock on the date of our 2020 annual meeting of stockholders. Accordingly, on May 20, 2020, each non-employee director other than Mr. Larkin was granted 1,271 RSUs and Mr. Larkin was granted 1,694 RSUs based on the closing per share price of our stock on that date of $236.02. Each of these RSU awards vest 100% upon the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of each non-employee director, each of these equity awards are expected to vest 100% on May 19, 2021.

Total Compensation. The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2020. As our President and CEO, Mr. Hogan's compensation is shown in the Summary Compensation Table of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Kevin J. Dallas	55,000	299,981	354,981
Joseph Lacob	65,000	299,981	364,981
C. Raymond Larkin, Jr.	100,000	399,818	499,818
George J. Morrow	82,000	299,981	381,981
Anne M. Myong	63,500	299,981	363,481
Thomas M. Prescott	55,000	299,981	354,981
Andrea L. Saia	82,000	299,981	381,981
Greg J. Santora	90,500	299,981	390,481
Susan E. Siegel	60,000	299,981	359,981
Warren S. Thaler	73,500	299,981	373,481
(1)The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance or market conditions.

The aggregate number of stock awards outstanding at December 31, 2020 for each non-employee director is as follows:

Name	Stock Awards
Kevin J. Dallas	1,271
Joseph Lacob	1,271
C. Raymond Larkin, Jr.	1,694
George J. Morrow	1,271
Anne M. Myong	1,271
Thomas M. Prescott	1,271
Andrea L. Saia	1,271
Greg J. Santora	1,271
Susan E. Siegel	1,271
Warren S. Thaler	1,271

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC"), independent registered public accountants, to audit the financial statements of Align for the year ending December 31, 2021. In making its recommendation to appoint PwC, the Audit Committee considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm's independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain PwC. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote "FOR" this Proposal 2. An "ABSTAIN" vote will have the same effect as an "AGAINST" vote in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2021

Fees to PricewaterhouseCoopers LLP for 2020 and 2019
The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements for 2020 and 2019 and fees billed for audit-related services and tax services rendered by PwC for 2020 and 2019:

	2020	2019
Audit fees (1)	$5,365,206	$4,251,382
Audit-related fees (2)	—	—
Tax fees (3)	976,064	1,901,185
All other fees (4)	10,255	8,330
Total fees	$6,351,525	$6,160,897

(1)Audit fees — These are fees for professional services performed for the annual audit of our financial statements and review of financial statements included in our quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)Audit-related fees — These are fees related to assurance and related services.
(3)Tax fees — These are fees for professional services performed with respect to tax compliance, tax advice and tax planning.
(4)All other fees — These consist of all other fees billed to us for professional services performed and not reported under "Audit fees," "Audit-related fees" and "Tax fees."

Audit Committee's Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2020 and 2019 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following is the report of the Audit Committee of the Board of Directors with respect to Align's audited financial statements for the year ended December 31, 2020, which include the consolidated balance sheets of Align as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 2020, 2019 and 2018 and the notes thereto.

The Audit Committee of the Board of Directors of Align is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the NASDAQ Stock Market and the SEC. In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of among other things:

•the integrity of Align's financial statements;
•Align's compliance with legal and regulatory requirements;
•the independent registered public accountant's qualifications, independence and performance;
•the adequacy of Align's internal accounting and financial controls; and
•Align's internal audit department.

The full text of the Audit Committee's charter is available on the Investor Relations section of Align's website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the NASDAQ listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:
•providing guidance with respect to Align's relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;
•providing guidance with respect to the selection of the audit firm’s lead engagement partner;
•reviewing the results and audit scope;
•approving audit and non-audit services;
•reviewing and discussing with management the quarterly and annual financial reports;
•overseeing and reviewing Align's enterprise risk, privacy and data security; and
•overseeing management's implementation and maintenance of effective systems of internal controls.

The Audit Committee recognizes the importance of maintaining the independence of Align's independent accountants. Each year, the Committee evaluates the qualifications, performance and independence of Align's independent accountants and determines whether to re-engage the current independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee has retained PwC as Align's independent accountants for 2021.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with Align’s management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board ("PCAOB").

The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee has concluded that the provision by PwC of non-audit related services is compatible with maintaining the independence of PwC as our independent accountants.

Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align's audited consolidated financial statements in Align's Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by:
AUDIT COMMITTEE
Greg J. Santora, Chair	Andrea L. Saia
Anne M. Myong	Warren S. Thaler

PROPOSAL THREE
APPROVAL OF THE AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS TO DESIGNATE THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF CERTAIN LEGAL MATTERS

Our Board has unanimously declared advisable, adopted and recommends that stockholders approve, an amendment to our Amended and Restated Bylaws (the "Amendment") designating the exclusive forums in which certain claims against us may be brought. The Amendment provides (i) the federal district courts of the United States shall serve as the exclusive jurisdiction for any litigation arising under the Securities Act of 1933, as amended (the "Securities Act"), unless we consent to an alternative forum, and (ii) the Court of Chancery in the state of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or, if and only if all such State courts do not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for certain actions involving Align unless we consent to an alternative forum. Specifically, the Court of Chancery would be the exclusive forum for (a) derivative actions or proceedings brought on behalf of Align; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of Align to Align or our stockholders; (c) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law ("DGCL"), our Certificate of Incorporation or Bylaws (as each may be amended from time to time) (the "Incorporation Documents") (d) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (e) any action to interpret, apply, enforce or determine the validity of the Incorporation Documents; or (f) any action or proceeding asserting a claim governed by the internal affairs doctrine. The Amendment also clarifies that the provision does not affect suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other claim for which the federal courts have exclusive jurisdiction. The description of the Amendment is qualified in its entirety by the full text of the amendment attached to this Proxy Statement as Appendix A.

As more fully described in this Proposal Three, we believe that the Amendment will reduce the risk that we could become subject to duplicative litigation in multiple forums, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law or federal securities law. Any of these outcomes could expose us to increased expenses or losses.

Reasons for the Proposal

By designating the forums in which certain claims can be brought, we intend to promote the efficient resolution of such claims and avoid duplicative lawsuits being brought in multiple jurisdictions. Since 2018, we have been subject to seven purported stockholder derivative actions in the state and district courts of California and in the district court in New York. While the New York action was eventually transferred to the California district court, these actions demonstrate that we have experienced the litigation of similar or identical claims in multiple jurisdictions, as well as the substantial cost and management distraction related to their defense. In addition, while we have always been a Delaware corporation, we recently moved our headquarters from California to Arizona. In light of the fact that we are no longer headquartered in California, the Board believes that it is prudent to adopt the Amendment to protect us and our stockholders from the potential for future harm from costs associated with the tendency of the plaintiffs' bar to file claims in multiple jurisdictions and in jurisdictions or venues the plaintiffs' bar may deem more convenient or view as more favorable for them rather than consistent and predictable for us and our stockholders overall.

Further, the ability for plaintiffs to litigate claims governed by Delaware law in state courts outside the State of Delaware may mean that claims are brought in jurisdictions which do not apply Delaware law in the same manner as the Court of Chancery of the State of Delaware. Even if such jurisdictions sought to apply Delaware law in a manner consistent with the courts of the State of Delaware, the outcomes of those cases and cases brought in other forums could be inconsistent with each other and with the manner in which the Delaware courts would decide such cases. In addition, the Board considered the fact that the Delaware courts are widely regarded as the leading courts for the determination of corporate law disputes in terms of precedent, experience and focus. The specialized Delaware Court of Chancery's considerable expertise has led to the development of a substantial and influential body of case law interpreting the DGCL. We expect this will provide us and our stockholders with more consistency and predictability regarding the outcome of corporate disputes, which can minimize the time, cost and uncertainty of litigation for all parties.

Further, the Board believes that designating the federal district courts of the United States as the exclusive forum for claims brought under the Securities Act promotes many of the same benefits to us and our stockholders as discussed above.

In reaching its conclusion to recommend that stockholders approve the Amendment, the Board considered that the exclusive forum provisions contemplated by the Amendment may in some instances impose additional litigation costs on plaintiffs in pursuing certain claims, particularly if a plaintiff does not reside in or near the State of Delaware. The Board also weighed the possibility that an exclusive forum provision may limit a plaintiff's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which such plaintiffs may claim limits their ability to enforce certain rights. The Board believes that the benefits of the Amendment to us and our stockholders far outweigh these potential drawbacks.

Further, some plaintiffs might prefer to litigate claims under the Securities Act in a state court because it may be more convenient or viewed as being more favorable to them, or for other reasons. Again, the Board believes that the substantial benefits to us and our stockholders as a whole from designating the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act outweigh these concerns.

While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions requiring claims under the Securities Act be brought in federal court are "facially valid" under the DGCL, there is uncertainty as to whether courts in other jurisdictions will enforce provisions such as those contemplated in the Amendment, including whether a court would enforce the provision requiring claims arising under the Securities Act to be brought in the federal district courts of the United States. If the exclusive forum provision contemplated by the Amendment is found to be unenforceable in a particular action, we may incur additional costs associated with resolving such an action or the validity of the exclusive forum provision on appeal. Conversely, the provision contemplated by the Amendment might impose additional litigation costs on stockholders who assert that the provision is not enforceable or is invalid. The Delaware courts or federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than to our stockholders.

Vote Required

Approval of the Amendment requires that the holders of at least 66-2/3% of the outstanding shares of our voting stock entitled to vote at the Annual Meeting vote "FOR" this Proposal Three. An abstention vote or a broker non-vote will have the same effect as an "Against" vote in this Proposal Three.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED BYLAWS TO DESIGNATE THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF CERTAIN LEGAL MATTERS

PROPOSAL FOUR
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
ALIGN TECHNOLOGY, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve an amendment and restatement of our 2010 Employee Stock Purchase Plan (the "ESPP"). The amendment and restatement of the ESPP is being submitted for the approval of our stockholders in order to increase the number of shares of our common stock available for issuance under the ESPP by 2,000,000 shares, from 2,400,000 shares to 4,400,000 shares. As of March 31, 2021, 253,444 shares of the original 2,400,000 share pool remain available for issuance under the ESPP. If the amendment and restatement of the ESPP is approved by our stockholders, the additional 2,000,000 shares would increase the total number of shares remaining available for future issuance under the ESPP to approximately 2,253,444 shares.

The amendment and restatement of the ESPP was approved by the Board on March 24, 2021, and will not be effective unless and until it is approved by our stockholders. If our stockholders do not approve the amendment and restatement of the ESPP, the amendment and restatement will not take effect, but we may continue to grant rights to purchase shares under the ESPP in accordance with the current terms and conditions of the ESPP. The Board has determined that it is in the best interests of us and our stockholders that the amendment and restatement of the ESPP be approved and is asking our stockholders for their approval of the amendment and restatement of the ESPP.

Summary of the Amendment and Restatement of the ESPP

The following is a summary of the principal features of the ESPP, as amended and restated, and its operation. The summary is qualified in its entirety by reference to the ESPP, as amended and restated, as set forth in Appendix B.

General. The ESPP was originally adopted by the Board in March 2010 and approved by our stockholders on May 20, 2010. The amended and restated ESPP was approved by the Board on March 24, 2021 and will not be effective unless and until approved by our stockholders. The purpose of the ESPP is to provide a means by which our employees and those of our designated subsidiaries may be given an opportunity to purchase our common stock.

Shares Available for Issuance. If our stockholders approve this proposal, a total of 4,400,000 shares will be reserved for issuance under the ESPP. We expect that the number of shares reserved for issuance under the ESPP will last for approximately 11 years.

Components. The ESPP includes two components. One component of the ESPP (the "423 Component") is intended to qualify as an "employee stock purchase plan" under Code Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The second component of the ESPP is not intended to qualify as an "employee stock purchase plan" under Code Section 423 (the "Non-423 Component"). The options granted under the Non-423 Component are granted pursuant to rules, procedures or sub-plans adopted by the Board designed to achieve tax, securities laws or other objectives for eligible employees and us.

Administration. The ESPP will be administered by the Board or a committee of the Board (in either case, the "Administrator"). The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to designate separate offerings under the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures it deems necessary for the administration of the ESPP. Subject to the provisions of the ESPP, every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Unless the Administrator provides otherwise (consistent with the terms of the ESPP and, where applicable, Code Section 423), our employees and those of our designated subsidiaries whose customary employment is at least 20 hours per week and more than 5 months in a calendar year are eligible to participate in the ESPP; except that for the 423 Component, no employee will be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of our capital stock or the capital stock of any Align parent or subsidiary, or (ii) to the extent that her or his rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such rights are outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder. For purposes of the Non-423 Component, any employee (or group of employees) may be excluded from participation in the ESPP or an offering under the ESPP if the Administrator determines, in its sole discretion, that participation of such employee is not advisable or practicable for any reason. As of March 31, 2021, approximately 2,300 employees were eligible to participate in the ESPP.

Subject to the limits set forth in the previous paragraph, the maximum aggregate number of shares available that any participant may purchase under a purchase period will be 2,500 shares and the maximum number of shares that may be purchased during each purchase period by all participants under the ESPP will be 400,000 shares.

Offerings

The ESPP is implemented by offerings of rights to eligible employees. Each offering will be in such form and will contain such terms and conditions as the Administrator deems appropriate, which, for the 423 Component, will comply with Code Section 423(b) and all employees granted rights under an offering will have the same rights and privileges. The provisions of separate offerings need not be identical. The ESPP generally has a series of consecutive, overlapping 24 month offering periods, with each offering period consisting of 4 six-month purchase periods commencing generally on February 1 and August 1 of each year. The Non-423 Component will be implemented by a series of six-month offering periods with a new offering period commencing generally on February 1 and August 1 of each year. The first day of any offering is referred to as the "offering date."

An eligible employee may become a participant in the ESPP by delivering an enrollment agreement to our stock administration office (or its designee), on or before a date determined by the Administrator prior to the offering date or by following an electronic or other enrollment procedure determined by the Administrator. An enrollment agreement will authorize participant contributions, generally in the form of payroll deductions unless otherwise determined by the Administrator, which may not be less than 1% or exceed 15% of a participant's compensation (as defined in the ESPP) during the offering. Generally during an offering, a participant may change the rate of her or his participation level, except that a participant may only make one change to her or his participation level during each purchase period. Additionally, any increase in the rate of a participant's participation level will apply only to future purchase periods under the ESPP.

On the offering date, each participant is granted a right to purchase shares. An offering includes purchase periods of approximately six months in duration. The right expires at the end of the offering, or potentially earlier in connection with an employee's termination (described below), but is exercised on generally the last day on which our common stock is actively traded during the purchase period (the "purchase date"). If the fair market value of our common stock on any purchase date is lower than the fair market value of our common stock on the offering date, then all participants in the offering period automatically will be withdrawn from such offering period immediately after exercise of their option on such purchase date and automatically re-enrolled in the immediately following offering period on the first day thereof.

Purchase Price. Unless and until the Administrator determines otherwise, the purchase price for shares is the lesser of: (a) 85% of the fair market value of our common stock on the offering date, or (b) 85% of the fair market value of our common stock on the purchase date.

Payment of Purchase Price; Contributions. On each purchase date, each participant's accumulated payroll deductions (or other contributions) will be applied to the purchase of whole shares of our common stock, up to the maximum number of shares permitted under the ESPP and a given purchase period. Currently, a participant may make contributions under the ESPP only by payroll deductions, unless the Administrator, in its sole discretion, permits participants to contribute amounts through cash, check or other specified means set forth in the enrollment agreement prior to each purchase date.

Withdrawal. Generally, a participant may withdraw from an offering by delivering a withdrawal notice to our stock administration office (or its designee) in such form as we provide or following an electronic or other procedure determined by the Administrator. The participant will receive her or his accumulated contributions from the offering promptly after the effective date of her or his withdrawal. Once a participant withdraws from a particular offering, the participant must re-enroll in the ESPP in order to participate in future offerings under the ESPP.

Termination of Employment. Rights granted under the ESPP terminate immediately upon cessation of a participant's employment with us and any of our designated subsidiaries for any reason. Once a participant's employment is terminated, we will distribute to such terminated employee all her or his accumulated contributions under the offering generally without interest.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Change of Control

Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other of our securities, or other change in our corporate structure affecting the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, then the Administrator will adjust the number and class of common stock which may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised, the maximum number of shares a participant can purchase during a purchase period and the maximum number of shares that can be purchased during a purchase period by all participants under the ESPP.

Dissolution or Liquidation. In the event of dissolution or liquidation, the offering period will be shortened by setting a new purchase date and will terminate immediately prior to the completion of the dissolution or liquidation, unless provided otherwise by the Administrator. The new purchase date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing or electronically, at least ten business days prior to the new purchase date, that the purchase date has been changed to the new purchase date and that the right will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering.

Merger or Change of Control. In the event of a merger or Change in Control (as defined in the ESPP), then the surviving corporation or its parent or subsidiary may assume outstanding rights under the ESPP or substitute similar rights. If no surviving corporation assumes outstanding rights or substitutes similar rights, the Administrator will shorten the offering with respect to which such right relates by setting a new purchase date on which such offering will end. The new purchase date will be prior to the transaction. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing or electronically prior to the date of the merger or Change in Control, that the purchase date has been changed to the new purchase date and that the right will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering.

Amendment and Termination of the ESPP. The Administrator may, at any time and for any reason, amend, suspend or terminate the ESPP or any part of the ESPP. If the ESPP is terminated, the Administrator may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next purchase date (which may be sooner than originally scheduled, if determined by the Administrator), or may elect to permit offering periods to expire in accordance with their terms (and subject to any adjustments described above). If an offering period is terminated prior to expiration, all amounts credited to a participant's account that were not used to purchase shares will be returned to the participant (without interest) as soon as administratively practicable. Without stockholder consent and without limiting the foregoing, the Administrator is entitled to change the offering periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant correspond with contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the ESPP. If the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence.

Participation in Plan Benefits

Participation in the ESPP is voluntary and is dependent on each eligible employee's election to participate and her or his determination as to the level of payroll deductions or other contributions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. As of March 31, 2021, the closing price of our common stock was $541.53 per share.

Certain U.S. Federal Income Tax Information

The 423 Component of the ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US UNDER THE ESPP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the amendment and restatement of the ESPP. An abstention vote will have the same effect as an "Against" vote in this Proposal Four.

OUR BOARD HAS UNANIMOUSLY APPROVED THIS PROPOSAL FOUR AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2010 EMPLOYEE STOCK PURCHASE PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board under all existing equity compensation plans, including the 2005 Incentive Plan and the 2010 Employee Stock Purchase Plan, each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs and MSUs (a)		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Equity compensation plans approved by security holders	859,149	(1)	$—	4,950,369	(2)(3)
Equity compensation plans not approved by security holders
Total	859,149		$—	4,950,369

(1)    Includes 631,905 restricted stock units, including 227,244 market-performance based restricted stock units at target, which have an exercise price of zero.
(2)    Includes 325,665 shares available for issuance under our ESPP. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights or the weighted average exercise price of outstanding rights under the ESPP.
(3)    Our 2005 Incentive Plan, as amended, provides for the granting of incentive stock options, non-statutory stock options, restricted stock units, market stock units, stock appreciation rights, performance units and performance shares to employees, non-employee directors, and consultants. Shares granted on or after May 16, 2013 as an award of restricted stock, restricted stock unit, market stock units, performance share or performance unit ("full value awards") are counted against the authorized share reserve as one and nine-tenths (1 9/10) shares for every one share subject to the award, and any shares canceled that were counted as one and nine-tenths (1 9/10) against the plan reserve will be returned at the same ratio. Full value awards granted prior to May 16, 2013 were counted against the authorized share reserve as one and one half (1 1/2) share for every one share subject to the award, and any shares canceled that were counted as one and one half against the plan reserve will be returned at this same ratio. As of December 31, 2020, we have a total of 27,783,379 shares authorized and reserved, of which 5,313,294 shares are available for issuance which excludes 688,590 of potentially issuable MSUs if performance targets are achieved at maximum payout.

PROPOSAL FIVE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board believes that an annual advisory vote to approve the compensation of our named executive officers allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting that you approve, on an advisory basis, the compensation of our named executive officers disclosed in the "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes and narrative in this proxy statement. Our compensation program is designed to motivate and reward exceptional performance in a straight-forward and effective way, while also recognizing the success of our business. We delivered a remarkable second half of 2020 in the midst of an unprecedented global pandemic, achieving numerous financial and operating milestones in the process, including six-month record net revenues of $1.6 billion, representing 24.8% year-over-year growth, with clear aligner net revenues up 24.7% and systems and services net revenues up 25.3% year-over-year. We believe the compensation paid to our NEOs for 2020 appropriately reflects and rewards their contributions to that performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 27 of this proxy statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2020.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved."

As an advisory vote, this proposal is not binding on Align, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers. It is expected that the next say-on-pay vote will occur at the 2022 annual meeting of stockholders.

You may vote "FOR", "AGAINST," or "ABSTAIN" from voting on this matter.
OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how we compensate our named executive officers (each, a "NEO" and collectively, the "NEOs,") although much of the discussion also applies to all our senior management whose titles are senior vice president and above. Our NEOs for fiscal year 2020 include our CEO, CFO and three other most highly compensated members of senior management. They are:
•Joseph M. Hogan, our President and CEO
•John F. Morici, our CFO and Senior Vice President, Global Finance
•Simon Beard, our Senior Vice President and Managing Director, Americas
•Julie Tay, our Senior Vice President and Managing Director, Asia Pacific
•Raj Pudipeddi, our Senior Vice President and Chief Product, Innovation & Marketing Officer

Executive Summary

2020 Executive Compensation	The 2020 executive compensation program was designed to build upon our outstanding 2019 business and financial performance.

Our executive compensation program emphasizes performance-based pay:
92% of our CEO's total-target annual compensation was subject to annual performance goals or tied to the value of our common stock.
84% of our other NEO's total-target annual compensation, on average, was subject to annual performance goals or tied to the value of our common stock.

Based on strong performance following significant second quarter COVID-19 pandemic-related sales and business disruptions, we rebounded to achieve a weighted average of 361.5% of our revised financial targets resulting in our NEOs receiving annual incentive payments (bonuses) of 120% of their second half of 2020 target award opportunities.

Strong Compensation Pay Practices	Core governance principles and practices are employed to align the compensation of senior management with stockholder interests.

There were no changes to our Long-Term Incentive compensation program in 2020.

After a mid-year reassessment, we made responsible adjustments to our existing Annual Cash Incentive Plan to focus management efforts on a strong second half of 2020 recovery by resetting performance metrics and reducing the maximum potential bonus opportunity by 50%.

We continue to carefully manage equity burn rates with our overall equity-based burn rate for 2020 at 0.5% and our adjusted gross burn rate at 1.2%.

Strong Company Performance	Our stock price increased 91.5% in 2020 as we outperformed both the NASDAQ Composite and S&P 500 Index. Our three-year total stockholder return ("TSR") of 140.5% far exceeds the NASDAQ Composite Index three-year TSR of 86.7% and the S&P 500 Index three-year "TSR" of 40.5%.

Second half 2020 net revenues were a record $1.569 billion, a 24.8% increase over the same six month period in 2019.

We shipped a record 1.1 million Invisalign cases in the second half of 2020, an increase of 33.2% compared to the same period in 2019.

Second half 2020 operating income was $390.3 million, up 40.2% compared to the same period in 2019, and 24.9% of second half 2020 net revenues.

Our cash and cash equivalents as of December 31, 2020 was $960.8 million which was primarily driven by strong cash flow from operations of $662.2 million.

2020 Business Highlights

2020 was dominated by the COVID-19 pandemic and its unprecedented disruptions to our business and employees as well as the businesses and lives of our customers, their patients and our suppliers. In response, we reevaluated priorities, adapted to new ways of doing business and developed new strategies and plans quickly and revised them frequently as conditions evolved. Throughout, our senior management remained steadfast to our objectives, focusing on the health and safety of our employees, our customers and their patients, operational execution and continued progress toward our four principal pillars of growth: (i) International expansion; (ii) GP adoption; (iii) Patient demand & conversion; and (iv) Orthodontic utilization.

Align continued to set new records in the second half of 2020, ending the year strong with net revenues of $734.1 million and $834.5 million, in the third and fourth quarters of 2020, respectively, both new quarterly records following a second quarter year-over-year decline of 41.3%. Overall, we ended the year with $2.5 billion in net revenues, up 2.7% compared to 2019 and we served our 9 millionth Invisalign clear aligner patient. Growth in the second half of 2020 was markedly more pronounced. We shipped 1.1 million Invisalign clear aligner cases, increasing worldwide Invisalign clear aligner volume by 33.2% compared to the same six month period in the prior year. In the fourth quarter of 2020 alone, we shipped Invisalign clear aligners to a record 77,000 doctors globally, 7,300 of which were first time customers and we trained 6,400 new doctors on the use of our products. Invisalign case submissions from iTero and other digital scanners increased to 84.0% in the Americas and 73.7% internationally by the fourth quarter of 2020, up from 79.5% and 64.7%, respectively in the fourth quarter of 2019.

While we did not meet the original annual performance goals established at the beginning of 2020 due to the COVID-19 pandemic, the Compensation Committee believes our second half recovery was directly attributable to senior management's role in response to the pandemic and their dedication to strong operational execution. Our second half 2020 financial highlights compared to the same period in 2019 and our three-year total stockholder return are illustrated in the graph below.
Our senior management continued to demonstrate solid execution against our strategic growth drivers. In addition to the highlights mentioned above, in 2020 we:

•exocad Acquisition. Closed the $420.8 million second quarter cash acquisition of exocad Global Holdings GmbH, a German dental CAD/CAM software company that offers fully integrated workflows to dental labs and practices with expertise in restorative dentistry, implantology, guided surgery, and smile design to strengthen our digital platform and extend our digital dental solutions towards fully interdisciplinary end-to-end workflows
•Virtual Solutions. Launched Invisalign Virtual Appointment and Invisalign Virtual Care, two continuity of care virtual solutions that offer practice and care transformation to doctors by enabling a range of remote practice services for their patients such as video appointments and care and treatment progress reviews and communications
•Software Launches. Launched ClinCheck 6.0 Pro Software, the latest release of our proprietary 3D treatment planning software showing the planned tooth movements throughout a patient's Invisalign treatment, making it more broadly available to doctors on multiple devices at any time via the cloud. ClinCheck Pro 6.0 software also includes the ClinCheck "In-Face" Visualization tool, enhancing the digital treatment planning experience for doctors and their patients
•Clear Aligner Innovations. Introduced Invisalign G8 with SmartForce Aligner Activation; a clear aligner biomechanical innovation that allows doctors to more predictably treat crowding, crossbite and deep bite cases
•Advanced Scanning Technologies. Announced U.S. FDA 510(K) clearance of the iTero Element 5D Imaging System, the first integrated dental imaging system that simultaneously records 3D, intraoral color and near-infrared ("NIRI") imaging and enables comparison over time using the iTero TimeLapse technology. NIRI technology aids in detection and monitoring of interproximal caries lesions above the gingiva without using harmful radiation and provides a new comprehensive approach to clinical applications, workflows and user experience
•Trained 21,100 new Invisalign doctors, 9,075 in the Americas and 12,025 internationally
•Increased Invisalign total utilization rates to 16.1 cases per doctor compared to 15.9 in 2019

Alignment of Compensation with Performance

Before the COVID-19 pandemic began, our Compensation Committee believed the foundation and refinements made in recent years to our senior management compensation program were instrumental in helping us accomplish difficult strategic growth drivers quickly. The Compensation Committee believed the design and implementation of the compensation program materially contributed to our strong financial performances most recently in 2019 leading to significant increases in stockholder value. After the massive disruptions to our business and the businesses of our customers in the second quarter of 2020, the Compensation Committee chose to fine-tune the program in lieu of making drastic changes. The Compensation Committee believes these adjustments provided additional motivation that helped to drive our second half performance. Please see the discussion below under "Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan" for a further discussion of the mid-year adjustments to our 2020 Annual Cash Incentive Plan ("Bonus Plan") performance goals portion of the compensation program.

With the foundation of the compensation program having been in effect for several years:

•We have created long-term, sustained value for our stockholders. Our three-year TSR is 140.5% compared with the three-year NASDAQ Composite Index TSR and S&P 500 TSR of 86.7% and 40.5%, respectively.
•We continue to emphasize performance-based pay. Our compensation program is designed to pay more when our financial and strategic performance is robust and less when it is not, providing built-in flexibility in the management of our operating expenses and enabling us to preserve and alter strategic programs when economic conditions are unfavorable or warrant adjustments. A significant portion of the compensation of senior management is variable and tied to the success of our business and the individual performance of each member of senior management. Consistent with this pay-for-performance orientation, we believe that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total target direct compensation. As a result, a larger portion of senior management's total target compensation is at risk relative to that of our employees generally. We believe this is appropriate because the members of senior management bear the greatest responsibility for our results and can exert the greatest influence on our performance. As illustrated by the chart below, in fiscal 2020, approximately 92% of our CEO's total target direct compensation was completely "at-risk" based on our performance against measurable performance objectives.
•Annual cash incentive awards reflected strong second half 2020 Corporate performance. The Compensation Committee seeks to motivate senior management to continuously improve our financial performance and achieve strategic objectives through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This provides us with a variable expense structure, reducing our compensation costs in challenging times and rewarding achievements when business conditions and results warrant. Based on our strong financial results in the second half of 2020, we achieved a weighted average of 361.5% of our revised second half financial targets. As a result, the 2020 annual incentive payments to our NEOs were 120% of their second half 2020 target award opportunity. Please see the discussion below under "Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan" for a further discussion of the mid-year adjustments to the 2020 Bonus Plan.

•Equity awards are tied to the value of our common stock. Value received under our annual equity awards varies based on our stock price performance. In particular, payouts of the market stock units ("MSUs") awarded to senior management vary based on the relative performance of our stock compared to the NASDAQ Composite Index. MSUs granted in 2020 are earned based on our relative stockholder return over a three-year performance period, with 100% of the earned shares vesting at the end of three years. For MSUs granted in February 2017 that vested in February 2020, our stock outperformed the NASDAQ Composite Index by approximately 121.2% during the applicable performance period. As a result, our NEOs who were granted MSUs in February 2017 earned a maximum payout of 200% of their February 2017 target awards.

Compensation Policies and Practices

In designing our compensation program, we adhere to compensation governance best practices, including the following:

•Compensation Committee Composed Solely of Independent Directors. Our Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.
•Annual Say-on-Pay Votes. We submit annual compensation proposals ("say-on-pay") to stockholders for advisory votes, and the Compensation Committee considers the outcome of the votes in making future compensation decisions.
•Stock Ownership Guidelines. We maintain meaningful stock ownership guidelines for senior management and non-employee directors as a matter of good corporate governance and to demonstrate that the interests of senior management and non-employee directors are consistent with those of our stockholders. In 2020, our stock ownership guidelines for each member of senior management other than our CEO were 3.0x their annual base salaries. Ownership guidelines for our CEO were 6.0x his annual base salary. The stock ownership guidelines for our non-employee directors call for each non-employee director to own shares having $400,000 in market value.
•No "single-trigger" on Cash Compensation. All of our post-employment cash compensation arrangements in the event of a change in control are "double-trigger" arrangements requiring both a change in control of Align and a qualifying termination of employment before any cash payments are paid. In addition, the employment agreements entered into by our CEO, CFO as well as others who join or are promoted to a senior management role after September 2016 provide that such individuals will only receive accelerated vesting of their stock if they are terminated without cause or for convenience within 18 months of a change of control (double trigger).
•Annual Compensation-Related Risk Assessment. Our compensation policies are structured to discourage inappropriate risk-taking. There are no guarantees that bonuses will be paid under our annual cash bonus incentive program and in 2020 awards were capped at 240% of target (revised mid-year to 120%) in part to discourage excessive risk taking. The Compensation Risk Assessment located above in this proxy statement describes the Compensation Committee's assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and unlikely to have a material adverse effect on us.
•No Hedging or Pledging of Our Stock. Employees may not directly or indirectly engage in transactions intended to hedge or offset the market value of our common stock they own. In addition, our Insider Trading Policy further prohibits employees from directly or indirectly pledging our common stock as collateral for any obligation.
•Carefully Manage Equity Burn Rates. We are committed to carefully managing the dilutive impact of equity compensation awards. Management and the Compensation Committee regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. For fiscal 2020, our overall equity-award-based gross burn rate and adjusted gross burn rate were 0.5% and 1.2%, respectively. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (e.g., RSUs and MSUs) of 2.5:1. We do not reprice, buyout or exchange underwater stock options and there is no liberal counting or recycling of shares.

2020 STOCKHOLDER SAY-ON-PAY VOTE

At our Annual Meeting of Stockholders in May 2020 ("2020 Meeting"), our stockholders were asked to cast a non-binding advisory vote ("say-on-pay") to approve the compensation for our 2019 fiscal year named executive officers ("2019 NEOs"). At the 2020 Meeting, approximately 89% of the votes cast by our stockholders were in support of our "say-on-pay" proposal. Based on the results of this vote and our shareholder outreach, the Compensation Committee believes our stockholders strongly support our approach to NEO and senior management compensation.

STOCKHOLDER OUTREACH AND ENGAGEMENT

Recognizing that stockholders are the owners of Align, we maintain outreach programs that are open dialogues in which we actively encourage and welcome feedback from stockholders regarding all aspects of our business, including the outreach program itself. Our engagement is year round and can include members of our Board and various members of senior management, including our CEO, CFO, and other organizational leaders from select internal organizations depending on the circumstances, including Legal, Human Resources, Operations, Sales and Marketing, Product Development and Investor Relations. In return, we use every element of the program to provide stockholders with honest, candid information on the most pressing and relevant issues we face, sharing the rationale for our corporate strategy and the impact of Board oversight in key areas.

In 2020, we were forced to adapt our engagement strategy as a result of travel and gathering restrictions relating to the COVID-19 pandemic. Nevertheless, during the year we reached out to stockholders representing more than 71% of our shares outstanding and were successful speaking with stockholders representing over 23% of our shareholders. In addition to virtually attending numerous investment analyst-sponsored industry conferences, we hosted a webcast Investor Day in November which drew more than 600 viewers from around the globe.

Input from stockholders, analysts and customers is shared internally, including with our Board, to be used in future strategic, operational, compensation and governance decisions, as appropriate. The feedback from stockholders with whom we spoke in 2020 was universally positive. Once again, they appreciated the opportunity (through our outreach) to furnish input on compensation, governance and related matters of importance to them. Common themes expressed by the stockholders were gratitude for management's candor regarding the impacts of the pandemic and our efforts to help our employees, customers and suppliers stay safe while mitigating and thereafter recovering from the significant business impacts of shutdowns and closures. Additional topics raised during our outreach included board and CEO succession planning and disclosure of environmental, social and governance ("ESG") related matters. Finally, stockholders expressed general satisfaction with the 2019 senior management compensation program; making limited suggestions on ways to better measure long-term overall corporate performance.
Meaningful Compensation and Governance Changes in Response to Stockholder Feedback
In response to the feedback from our stockholders in recent years, the Board and Compensation Committee have overseen expanded disclosures on our website and in our securities filings including, most recently, our Annual Report on Form 10-K filed with the SEC on February 26, 2021, and in this proxy statement, adopted new policies and practices designed to increase transparency and respond to all areas of significant stockholder feedback, and have commenced efforts to implement additional stockholder suggestions in the future.

Compensation Related Matters
What We Have Heard From Stockholders	How We Have Responded
Stockholders prefer that the Compensation Committee avoid large one-time equity awards, regardless of the size, design or purpose of the awards.	The Compensation Committee committed to avoid large future one-time equity awards similar to the award granted to our CEO in 2018 except under extraordinary circumstances and only following stockholder outreach.
Increase proxy transparency with respect to the performance elements and goal setting of the annual compensation program.	We continue to expand discussion of the setting and determination of performance targets for the annual compensation program, including with regard to MSUs and, in 2020, the mid-year reassessment of our annual cash incentive plan, both of which are entirely performance-based.

Non-Compensation Related Matters
What We Have Heard From Stockholders	How We Have Responded
Stockholders recommended we increase stockholder outreach and routinely work to build proactive relationships with stockholders throughout the year.	We expanded our outreach program with more virtual meetings and an in-depth Investor Day with presentations from most members of senior management regarding the current state of our business and future expectations.
Stockholders requested interest in additional disclosures regarding our ESG policies and practices.	We continue to expand our ESG disclosures on our website and within this proxy statement.

In 2020, we created a Corporate Social Responsibility ("CSR") organization, appointed a full-time dedicated Senior Director of CSR (later promoted to Vice President), established a CSR Committee, and established the pillars of our comprehensive CSR program philosophy.
Stockholders discussed Board governance topics including the following: • Board Tenure & Board Succession • CEO Succession Planning Disclosure
We have addressed these concerns as follows:

• We engaged a third-party consultant to assist in the design and implementation of a Board succession program.

• The Nominating and Governance Committee has enhanced our director onboarding and continuing education programs to support our existing directors and to facilitate future directors.

• Each December, the Board conducts an executive succession planning summary with the assistance and input of management, where appropriate, including with regard to all Senior Vice Presidents and the CEO.

• Our Board and Nominating and Governance Committee are actively engaged with a third-party consultant designing and implementing a succession program for our senior management team.

Executive Compensation Philosophy and Core Objectives

The objective of our senior management compensation program is to encourage our corporate leaders to achieve our financial and strategic objectives; thereby creating value for our stockholders. We remain committed to our longstanding compensation philosophy which incorporates the following principles:

•Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.
•Reward performance. A significant portion of the total target compensation of our NEOs is tied to the achievement of financial objectives. We believe this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to recognize outstanding individual contributions.
•Link the interests of senior management with those of our stockholders. A significant portion of total target compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with our overall strategy.

How We Implement and Manage our Executive Compensation Programs
The table below specifies the responsible parties and their respective roles in determining our NEOs' compensation:

Responsible Party	Roles and Responsibilities

Compensation Committee	Sets our overall compensation philosophy, which the Board reviews and approves
Reviews and approves our compensation programs; designs and monitors the execution of these programs
Reviews and approves all cash-based compensation arrangements for senior management (other than our CEO)
Reviews and recommends to our Board all cash-based compensation arrangements for our CEO
No member of the Compensation Committee is a former or current officer of Align or any of its subsidiaries. No member of senior management serves as a member of the Board or Compensation Committee of any entity that has one or more members of senior management serving on our Board or Compensation Committee

Consultant to the Compensation Committee (Compensia, Inc. an independent executive compensation consulting firm retained directly by the Compensation Committee to assist it in performing its responsibilities.)
Compensia attends meetings of the Compensation Committee and communicates outside of meetings with its members and management with respect to the design and assessment of compensation packages for senior management. In 2020, Compensia provided the services below on behalf of the Committee:
Analyzed whether the compensation packages of senior management were consistent with our compensation philosophy and competitive within the market relative to our peer companies
Assisted in defining the appropriate peer group of comparable companies
Assisted in the design of our compensation programs for senior management and Board members, including discussing evolving compensation trends
Reviewed the effectiveness of our compensation programs
Provided advice on stock ownership guidelines for senior management and directors
Compiled and provided market data to assist in setting our compensation philosophy, plan parameters and measures
Conducted a comprehensive review of Board compensation and provided recommendations to the Compensation Committee and the Board regarding director pay structure
Provided updates on NASDAQ listing standards, Say-on-Pay results, and regulatory developments
In addition, the Compensation Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for Align

Senior Management (Assisted by Company Staff)	Management's role is to advise the Compensation Committee regarding the alignment and weighting of our performance measures under our annual cash incentive awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Our CEO plays a significant role in setting the compensation for other NEOs. The CEO conducts performance reviews for the other NEOs and makes recommendations to the Compensation Committee with respect to the other NEOs' compensation. The Compensation Committee has the discretion to accept, reject, or modify the CEO's recommendations. The CEO leaves the meetings during discussions and deliberations of individual compensation actions affecting him personally. Ultimately all decisions regarding senior management compensation are made by the Compensation Committee or in the case of our CEO's cash compensation, the full Board upon the recommendation of the Compensation Committee.
How We Determine Compensation
Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making senior management compensation decisions. The Compensation Committee takes into consideration the unique roles played by each member of senior management and seeks to individually tailor their compensation to align their pay based on the factors below:

•market comparison data (peer group data and survey data);
•subjective elements, such as:
◦the scope of the individual's role;
◦the individual's:

▪experience;
▪qualifications;
▪skills; and
▪performance during the fiscal year (see discussion below on "Role of Individual Performance");
◦internal equity; and
◦our operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members to make appropriate adjustments to the compensation of senior management to meet our corporate objectives.

The Use of Market Comparison Data. In connection with the Compensation Committee's continuing assessment of the competitiveness of senior management's pay levels and practices relative to its peers, the Compensation Committee considers compensation data gathered from: (i) a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.

Peer Group

The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group. For compensation decisions applicable to fiscal year 2020, the Compensation Committee, with the assistance of Compensia, reviewed and approved a peer group that consists entirely of medical device and technology product companies, which are the industries from which we primarily recruit executive talent. The peer group was chosen based on the following selection criteria:

•Industry-medical device companies and medical technology companies, which are the industries from which we primarily recruit executive talent;
•Market Capitalization-companies with a market capitalization between approximately $5.9 billion and $94.8 billion based upon the companies’ trading ranges at the time of selection which approximated 0.25 to 4.0 times our market capitalization at that time; and
•Revenue-companies with revenue between approximately $695.0 million to $6.2 billion based upon the last four quarters of revenue at the time of selection which approximated 0.3 to 3.0 times our rolling four quarters of revenues at that time.

Primarily as a result of our market capitalization growth, the following two companies from our 2019 peer group were removed for 2020 as they no longer met the selection criteria: Globus Medical and Integra LifeSciences Holdings. The Compensation Committee elected to retain the other eighteen medical device companies from the 2019 peer group and added two new companies for 2020, each of which satisfied the primary selection criteria detailed above. At the time of the Compensation Committee's assessment in the third quarter of 2019, we compared to the 2020 peer group as follows:

	Revenue ($B)	Market Capitalization ($B)	Market Capitalization as a Multiple of Revenue
Peer Group 50th Percentile	$2.7	$13.9	6.0x
Align	$2.1	$23.7	11.4x
Percentile Rank	20%	78%	85%

Based on this analysis, the Compensation Committee determined that the following peer group constituted an appropriate comparative reference for determining senior management compensation for fiscal year 2020:

ABIOMED	Intuitive Surgical
Agilent Technologies	Masimo
Bio-Rad Laboratories*	Mettler-Toledo
Bio-Techne	PerkinElmer
Dentsply Sirona	Resmed
DexCom	Teleflex
Edwards Lifesciences	The Cooper Companies
Hologic	Varian Medical Systems
IDEXX Labs	Waters
Illumina	Zimmer Biomet Holdings*
*Indicates new additions to the peer group
Reference Peers

In 2020, the Compensation Committee also considered the compensation data of other companies as reference peers, which are companies identified by management as key business or labor market comparators. The compensation data of these companies was used for informational purposes only and were not used in setting senior management compensation levels because the financial profiles of these companies are outside the peer group development parameters.

Survey Data

When peer data is not available, the Compensation Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.
Role of Competitive Data and the Compensation Committee's Discretion
The Compensation Committee uses the following percentiles of peer group and survey data as a reference point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75thpercentile
Equity compensation	50th to 75thpercentile
While we believe that comparisons to market data are useful, the Compensation Committee does not believe it appropriate to establish senior management compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our NEOs. In considering market compensation data, the Compensation Committee recognizes that senior management roles at different companies can vary significantly, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data only as a reference point and incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members to adjust senior management compensation below or above these percentile ranges as it deems appropriate.

Role of Company Performance. The Compensation Committee believes that senior management should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining the amount of cash incentive payments.

Role of Individual Performance. Although the Compensation Committee believes that the largest portion of the total target compensation of each member of senior management should be based on their success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, we set annual individual goals for each member of senior management. These include shared financial and strategic objectives as well as objectives that are directly related to each individual's specific business function. Except with respect to his own performance, this assessment is based on our CEO's recommendation to the Compensation Committee on how well an individual performed her or his job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Compensation Committee to differentiate among individuals and emphasize the link between personal performance and compensation.

The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand senior management total annual compensation and to provide perspective on wealth accumulation from our compensation programs. Compensation previously paid to each individual, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee's compensation decisions for 2020. The Compensation Committee believes that compensation should reflect an individual's performance and the market value of her or his services and does not want to create a disincentive for exceptional performance.
The Principal Components of Senior Management Compensation
The principal components of the target total compensation package of each member of senior management are:
•base salary;
•annual cash incentive awards; and
•long-term equity-based incentive grants.
In determining the mix of compensation among these elements, the Compensation Committee does not assign specific ratios. Instead, the Compensation Committee typically structures compensation so that a significant portion of the target total direct compensation is "at-risk" or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. In 2020, approximately 92% of our CEO's target total direct compensation was structured as "at-risk" performance-based. The "at-risk" performance-based compensation of our other NEOs was approximately 84% of their target total direct compensation. By linking a significant portion of the compensation payable to each member of senior management to performance, the Compensation Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value. In reviewing the equity portfolio for our NEOs for 2020 annual focal awards, the Compensation Committee determined that a mix of 67% MSUs and 33% RSUs closely aligned all of our NEOs' compensation with the interests of our stockholders.
* Target Total Direct Compensation reflects annual base salary, annual cash incentive opportunity and the grant date fair value of equity awards.

Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon our performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for senior management. In January 2020, the Compensation Committee reviewed the base salaries of our NEOs, comparing these salaries to the base salary levels of companies in our peer group, as well as considering the roles and responsibilities and potential performance of the NEOs and their positioning for other elements of their compensation. After this review, the Compensation Committee made the adjustments to base salary set forth in the table below.

Name	2019 Base Salary	2020 Base Salary	Percentage Increase
Joseph M. Hogan	$1,130,000	$1,175,000	4.0%
John F. Morici	$500,000	$540,000	8.0%
Simon Beard	$440,000	$520,000	18.2%
Julie Tay(1)	$495,000	$520,000	5.1%
Raj Pudipeddi	$465,000	$490,000	5.4%
(1)    Ms. Tay's annual base salary is payable in Singapore dollars. Values in the table are converted into U.S. dollars based on the exchange rate in effect as of each pay date. As of December 31, 2020, as a result of fluctuations in exchange rates, Ms. Tay's actual salary in 2020 was $533,157.

The base salary of each NEO reflects our significant growth and the role of each NEO in that achievement. For Mr. Beard, his increase is primarily a reflection of his increased responsibilities as Senior Vice President and Managing Director, Americas which required him to relocate to the United States in September 2019 on a three year employment assignment away from his family. Ms. Tay's increase includes the impact of exchange rates between her local currency, the Singapore dollar, and our reporting currency, the U.S. dollar. In the case of Mr. Hogan, his base salary reflects his position as our most senior executive officer, his vigorous leadership since joining Align as our CEO, our strong performance during his tenure, and recognition of the salary that someone with his proven ability and track record could command in the competitive market.

Annual Cash Incentive Compensation

Annual Cash Incentive Plan. We use a cash incentive compensation plan to reward senior management, including all of our NEOs, for achieving and surpassing pre-established financial goals. In December 2019, the Compensation Committee conducted its annual review of our Annual Cash Incentive Award plan ("Bonus Plan"). Based on its review, the Compensation Committee determined that the pool of funds available to pay out awards to our senior management for performance in 2020 would continue to be based on the extent to which we met or exceeded predetermined goals under selected financial metrics. Consistent with prior years, the Compensation Committee selected two financial metrics, weighted as identified below, for purposes of funding the overall Bonus Plan pool for 2020:

•Revenue - 60%
•Operating Income - 40%
Considered in the aggregate, the Compensation Committee believes these metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures balance propelling growth while encouraging efficiency and are aligned with our strategic priorities of international expansion, GP adoption, patient demand and conversion and orthodontist utilization. In determining actual bonuses to be awarded to each member of senior management, bonus amounts are adjusted, either up or down, based on her or his overall performance and contribution to the achievement of our performance goals.
Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that each member of senior management could expect to earn if we achieved our financial and strategic performance goals for the year. The incentive targets for members of senior management were set by the Compensation Committee based on the scope and significance of their roles as our leaders, with our CEO receiving the highest target due to his greater responsibilities. The target awards as a percent of base salary for each member of senior management (other than our CEO) was 70% of base salary in 2020, consistent with 2019. Mr. Hogan's 2020 target award opportunity also remained unchanged at 150% of his base salary. In order to appropriately encourage and reward a range of acceptable performance and contributions in fiscal year 2020, our awards were structured so that the actual payout to a member of senior management could be as low as 0% up to a maximum award of 240% of target.

As a result of the significant impact of the COVID-19 pandemic on our business in the first half of 2020, our Compensation Committee performed a mid-year review and reassessment of our 2020 Bonus Plan performance goals. Following this review and reassessment, the Compensation Committee determined not to redesign the Bonus Plan, but instead to simply reset the original annual performance targets under both of the financial metrics to focus solely on second half of 2020 recovery efforts based on revised, mid-year internal estimates. In so doing, the Compensation Committee also reduced by half the potential target payout amounts, from 100% to 50%, and reduced the maximum amount payable under the Bonus Plan to members of senior management from 240% to 120% of their bonus award opportunity. Had the Compensation Committee not made this mid-year revision, there would have been no payments to senior management under the full-year Bonus Plan. Please see the further discussion below under "Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan" for a more detailed discussion of the mid-year adjustments to our 2020 Bonus Plan performance goals.

Individual Factor. The Individual Factor reflects the Compensation Committee's assessment of the specific performance of each member of senior management in light of the achievement of her or his individual goals. There is no specific weight given to any one individual goal or performance criterion. The Compensation Committee considers the views of our CEO regarding how well each performed her or his job, and such assessment is qualitative, not quantitative, in nature. The CEO does not provide input regarding his own performance. Individual performance that meets expectations yields a 100% multiplier.

Company Multiplier. The Company Multiplier is the same for all members of senior management. It is determined based on pre-established goals under selected financial targets. The Compensation Committee reviewed the structure of the Bonus Plan and selected two financial metrics that focused on (1) growth and (2) profitability for purposes of funding the overall pool. Management typically recommends the performance targets for funding the Bonus Pool based on our annual operating plan as well as reference to historical performance and revenue and operating profit growth rates at select comparable medical device companies, but the targets are ultimately approved by the Compensation Committee and reviewed by the Board. For 2020, the Compensation Committee originally established 100% Bonus Pool funding based on revenue of $2,862.0 million and operating income of $636.0 million or 22.2% of revenues. These targets were later reset (and the bonus opportunity reduced by 50%) to focus solely on performance objectives for the second half of 2020 of $1,451.0 million and $298.0 million for revenue and operating income, respectively, or 20.5% of revenues. Please see the discussion below under "Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan" for a further discussion of the mid-year adjustments to our 2020 Bonus Plan performance goals.
The table below shows the performance metrics used in 2020 and our level of performance with respect to these metrics.

Measure/Weight/ Calculates	Why do we use this measure?	Original Target (2020) (in millions)	Achievement (2020) (in millions) (1)	Revised Target (2H 2020) (in millions)	Achievement (2H 2020) (in millions) (1)	Level of Achievement vs Revised Target	(2H 2020) Impact on Company Multiplier
Revenues (1) (2) (3) (60%)	Improvement in this measure aligns with our overall growth strategy	$2,862	$2,472	$1,343	$1,564	116.4%	304%
Operating income (1) (2) (3) (40%)	Directly links incentive payments to profitability and provides incentives to employees (including management) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach to managing our business. The Compensation Committee considers operating profit before taxes because management cannot predict or directly affect our taxes or our tax rate.	$636	$387	$262	$387	147.7%	447%
COMPANY MULTIPLIER:							120%

(1)    During the second half of 2020, revenue and operating income achievement were adjusted downwards by $5.0 million and $4.0 million, respectively. The adjustments were due to a 0.8% benefit in foreign exchange compared to the assumptions made in our revised second half operating plan. On a full year basis there would not have been a similar adjustment as the impact from foreign exchange was below the minimum threshold required for adjustment. The Compensation Committee had previously approved adjustments (upwards or downwards) to our full-year 2020 Bonus Plan results in the event the impact of foreign exchange was above 4.7 percentage points. No other adjustments were made to either the target or the level of achievement.
(2)     The target performance and the level of performance at which the funding for that particular financial performance measure will be capped as follows:
•A rating of zero if achievement is below 90% of target. Company performance below target automatically reduces only the payout related to that goal, not the other goal, as we want senior management to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•A rating ranging from 90% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and
•A rating of 101% and above if achievement exceeds the target performance level. Each individual financial metric is uncapped; however, once the Company Multiplier reaches 240% in the aggregate, which was reduced to 120% based on the Compensation Committee's mid-year review and reassessment of the performance goals as a result of the impact of the COVID-19 pandemic on our business, the adjusted the Bonus Pool is fully funded. Therefore, in the aggregate, as originally approved the Bonus Pool for senior management could not exceed 240% funding, which was later reduced to 120%. Please see the discussion below under "Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan" for a further discussion of the mid-year adjustments to our 2020 Bonus Plan performance goals.
(3)     The Compensation Committee has the discretion to exclude the following items from Revenues and Operating Income:
(a)significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;
(b)items identified as non-GAAP in our quarterly earnings announcements; and
(c)other discrete items as necessary that may result in unintended gain or loss under the bonus plan.

The Compensation Committee believes that the items listed in (a) through (c) above are not indicative of our core operating performance. The only adjustment made to our 2020 bonus plan results is described in note (1) above.

The Compensation Committee believes that the financial metrics performance objectives originally established represented meaningful improvements over 2019 annual performance for the organization and that the revised objectives would incentivize a swift and significant rebound after the unanticipated COVID-19-related material declines in the first half of 2020. Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team.

In addition, the Board retains authority to pay additional discretionary bonuses outside the Bonus Plan if warranted by performance not measured under the plan. In 2020, neither the Board nor the Compensation Committee authorized any such discretionary bonus payments to our NEOs.

Impact of the COVID-19 Pandemic on the 2020 Annual Cash Incentive Plan. The COVID-19 pandemic significantly affected our business and the business of our customers throughout fiscal year 2020. Beginning in the first quarter and continuing into the second quarter, we experienced a rapid and unanticipated downturn in sales initially in Asia, particularly in China. As the virus spread beyond China, into Europe and thereafter the Americas in early March, sales quickly decelerated as the practices of many of our customers were severely curtailed or completely closed. By mid-March 2020, most governments in EMEA and North America had begun to close or already had closed non-essential businesses and initiated stay at home orders, with the vast majority of dental practices completely shut down or severely restricting patient visits. As a result, our sales fell sharply and rapidly.

As the COVID-19 pandemic response evolved during the second quarter of 2020, dental practices began to reopen such that by the end of the second quarter practices across every region had largely reopened and were beginning to again see patients, although at varying capacities and the vast majority below pre-pandemic levels of operations. Despite the re-openings, our key financial metrics for the first half of 2020 materially trailed our results for the first half of 2019. For the six months ended June 30, 2020, we recorded net revenues of $903.3 million, a decrease of 21.4% compared to the same period in 2019.

As reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, we anticipated that, at least in the short term, our business could continue to be particularly susceptible to the impact of the COVID-19 pandemic. We believed that all or a material portion of our products could be viewed as discretionary purchases and therefore more susceptible to any global or regional recession resulting from efforts to prevent or delay the spread of the virus. Moreover, we expected that efforts to slow or prevent a recurrence of the spread of the virus were likely to continue causing disruptions and uncertainties in the markets and require significant costs and efforts on the part of our customers to ensure the health and safety of their patients resulting in curtailed operations by our customers and decreased patient visits for an indeterminate period of time. The uncertain scope and duration of the pandemic, and the uncertain timing of the global recovery and economic normalization, was so unprecedented and made internal forecasting so difficult that we discontinued providing quarterly financial guidance.

Due to the impact caused by the COVID-19 pandemic on our business performance and the uncertainties expected to continue, including lower than expected sales of our Invisalign clear aligners and iTero intraoral scanners, our Compensation Committee performed a mid-year review and reassessment of our 2020 Bonus Plan performance goals to determine whether the original metrics and performance goals continued to appropriately incentivize employees in light of revised 2020 financial performance estimates. The result of this review and reassessment being the Compensation Committee's decision to reset our performance targets to the second half of 2020. In setting the revised targets, the Compensation Committee utilized the same methodologies it used when setting the original 2020 annual performance goals other than restricting the performance targets to the six month period of the second half of 2020. The Compensation Committee also reduced the potential target payout amounts by 50% and similarly reduced the maximum amount payable to members of senior management by half, from 240% to 120%.

In revising the financial metric targets and potential bonus awards, the Compensation Committee determined that the revised goals were reasonable and justifiable based on several factors, including the following:

•although the performance targets were revised for employees and senior management, the revised targets for senior management were higher than those of other employees and therefore required higher achievements for senior management;
•rebounding from the material declines in the first half of 2020 to achieve strong financial performance amidst the significant uncertainties in the broader macroeconomic and societal environments caused by the COVID-19 pandemic should be appropriately encouraged;
•the changes to the performance targets were due to global factors outside the control of senior management and were implemented to motivate and incentivize them to quickly recover from an unprecedented and evolving global health crisis; and
•the revised goals were set at levels that, if met, would likely increase shareholder value and the Company's valuation.

The Compensation Committee believes the mid-year goal and performance achievement revisions were necessary and appropriate to incentivize and align the interests of senior management with two principal drivers of shareholder value and consistent with our internal business plan and our overall compensation philosophy. The Compensation Committee furthermore believed that this approach better incented senior management and aligned their interests with those of the shareholders than alternatives. For instance, the Compensation Committee could have chosen to leave the goals unchanged and make discretionary awards at the end of 2020. The Compensation could have also granted one-time awards but it did not. The Company also did not implement any salary reductions, employment furloughs or layoffs in a short-term effort to improve operating income.

Without the mid-year adjustments, there would have been no payouts under the Bonus Plan based on our actual results for 2020 despite our strong recovery in the second half. Under the revised performance goals, the 2020 payouts under the Bonus Plan to senior management were 120% of their target award opportunity. The Compensation Committee believes that our strong operating results and stock performance in 2020 validate the soundness of their decision-making as reflected in the summary and discussion above under the heading "Executive Summary" and subheading "2020 Business Highlights," which include our one-year and three-year TSR of 91.5% and 140.5%, respectively.

For 2021, the Compensation Committee has once again selected the same financial metrics (i.e., revenue and operating income) and set annual targets similar to the approach it has used in previous years.

Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2020 performance. The amounts payable to the NEOs were confirmed by the Compensation Committee after review of our 2020 annual and second half results on January 26, 2021 and the payments were made to our U.S. based NEOs in accordance with our normal payroll practices on February 5, 2021 and on February 19, 2021 for Ms. Tay who is based in Singapore. These awards are also set forth below in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation." Consistent with our philosophy of linking pay to performance and the reduction in the maximum payout potential, our NEOs received cash payouts of 120% of target.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Company Multiplier	Individual Multiplier	Actual Incentive Award	Actual Award as % of Target
Joseph M. Hogan	150%	$1,762,500	120%	100%	$2,115,000	120%
John F. Morici	70%	$378,000	120%	100%	$453,600	120%
Simon Beard	70%	$364,000	120%	100%	$436,800	120%
Julie Tay (1)	70%	$364,000	120%	100%	$447,000	120%
Raj Pudipeddi	70%	$343,000	120%	100%	$411,600	120%
(1)    Ms. Tay's annual base salary is payable in Singapore dollars. Values in the Actual Incentive Award column are calculated after conversion of her base salary into U.S. dollars after taking into account fluctuation in the exchange rate as of each pay date throughout 2020. Ms. Tay's base pay was initially established at $520,000. As of December 31, 2020, as a result of fluctuations in exchange rates, Ms. Tay's actual salary in 2020 was $533,157 and her Actual Incentive Award is based on this amount.

Long-Term, Equity-Based Incentive Awards

We use equity compensation to align our NEOs' interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. We determine appropriate grant amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with the Compensation Committee at least annually.

Award Type	Rationale for 2020 Portfolio
Why RSUs?	We believe RSUs reward retention (even in the event of a decline in the price of our stock) and provide an incentive to grow the value of our stock. In addition, RSUs enable our senior management to accumulate ownership in Align, which reinforces the alignment of their objectives with those of our stockholders.
Why MSUs?	We believe MSUs provide a consistent value delivery compared to stock options which also aligns the long-term interests of senior management and stockholders by rewarding senior management for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs varies based on over- or under-performance of our stock price compared to the NASDAQ Composite Index during the three-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of our stock will be reduced from 100%, at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if we underperform the NASDAQ Composite by approximately 33 percentage points. If we outperform the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 250%. This means that if we outperform the NASDAQ Composite by 50 percentage points, the maximum number of shares that will vest is 250% of the award amount. For example, if the NASDAQ Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 160% of target or (130%-110%)*3=160%.

Award Type	Vesting Detail
RSUs	Typically vests over four-years with 25% vesting annually
MSUs	Three-year performance period with vesting, in full, part or not at all, at the end of year three

Awards in 2020. In 2020, our Compensation Committee reviewed our MSU program design and concluded that the program design was generally aligned with market. For awards made in 2020, the Compensation Committee set the percentage of "performance-based" equity awards granted to senior management at 67%. The Compensation Committee calculated the target values for equity awards to achieve this desired mix using a look back price that was based on the 30-trading day average closing price of our common stock for the period ending February 15, 2020. Based on this price per share, the total desired number of targeted shares was determined, then split between time-based RSUs 33% and performance-based market stock units 67%.

The table below sets forth the target value and number of shares awarded to the NEOs in fiscal 2020:

Name	Target Value (RSUs)	RSU (Shares)	Target Value (MSUs) (1)	Target MSUs (1) (Shares)
Joseph M. Hogan	$2,970,000	10,864	$6,030,000	22,057
John F. Morici	$660,000	2,415	$1,340,000	4,902
Simon Beard	$594,000	2,173	$1,206,000	4,412
Julie Tay	$594,000	2,173	$1,206,000	4,412
Raj Pudipeddi	$594,000	2,173	$1,206,000	4,412
(1)    The number of MSUs set forth in this column represents the Target Shares; however, the actual number of shares that may be earned, if any, is determined based on the formula set forth in the MSU Agreement up to a maximum of 250% of the amount of the Target Shares.

Severance and Change of Control Arrangements

Employment Agreements. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits upon:
•a change of control; and
•termination without cause or for convenience.

In adopting the change of control provisions in these agreements, the Compensation Committee's primary objective was to ensure that our members of senior management have sufficient security such that they are not biased against selling Align in the event a stockholder favorable merger and acquisition transaction is presented. If we pursue a change of control transaction beneficial to our stockholders, the Compensation Committee believes that senior management's active support of the transaction through closing would be critical to ensuring the success of such a transaction.

Change of Control Only. Though the cash severance amounts payable to Messrs. Hogan and Beard and Ms. Tay in connection with a change of control are subject to a "double trigger" (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the individual must be terminated without cause or for convenience within a specified period of time of such change of control), the Compensation Committee adopted a "single trigger" for these individuals whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.

With respect to Messrs. Morici and Pudipeddi (as well as any other individual who joins Align or is promoted to a senior management position after September 2016), the Compensation Committee eliminated all single trigger severance and equity acceleration provisions. Rather, severance payments and equity acceleration for these members of senior management are subject to "double trigger" arrangements that require both a change in control plus a qualifying termination event before any cash payments are paid or any equity acceleration occurs.

Termination Following a Change of Control. In the event either Messrs. Hogan or Beard or Ms. Tay are terminated without cause or for convenience within 12 months of a change in control (18 months in the case of Mr. Hogan) ('double trigger'), 100% of all remaining unvested equity awards are accelerated and a cash severance payment is made. Messrs. Morici and Pudipeddi (as well as any individual who joins Align or is promoted to a senior management position after September 2016) receives a cash severance payment and 100% of her or his unvested equity awards will accelerate in the event she or he is terminated without cause or for convenience within 18 months of the change of control ("double trigger" for both cash payment and equity acceleration).

Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by Ms. Tay and Mr. Beard, is immediately accelerated by one year and a cash severance payment will be made. Messrs. Hogan, Morici and Pudipeddi (as well as any individual who joins Align or is promoted to a senior management position after September 2016), receive only a cash severance payment (no equity acceleration) if terminated without cause or for convenience unrelated to a change of control.

Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, he (or his estate) will immediately vest in 100% of all outstanding equity awards.

The cash severance benefits are intended to provide consideration for senior management's service to Align and the expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting members of senior management given that their roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2020 are set forth in “Potential Payment Upon Termination or Change of Control” below.

Other Compensation Arrangements

Welfare and Other Employee Benefits. We maintain a tax-qualified Section 401(k) retirement plan and a company match for all U.S. employees, including members of senior management.

In addition, we provide health and welfare benefits to senior management on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. Senior management is reimbursed for travel by a non-employee companion (e.g., spouse) to customer events and certain other company events where appropriate and it is in our interest that the member of senior management have a companion join her or him. See "Summary Compensation Table" below for more information concerning these perquisites. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual member of senior management in the performance of her or his duties, to make her or him more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its CEO, CFO and up to three other members of senior management who are among our five most highly compensated executive officers. Prior to amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the Tax Cuts and Jobs Act, the performance-based exception has been repealed with respect to federal income taxes. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. While we consider the deductibility of awards in determining compensation payable to senior management, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2020. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
George J. Morrow, Chair
Anne M. Myong
Andrea L. Saia
Greg J. Santora

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED DECEMBER 31, 2020
The following Summary Compensation Table sets forth certain information regarding the compensation of (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three next most highly compensated executive officers during fiscal 2020. Information is provided for 2019 and 2018 for each NEO who was also a NEO during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph M. Hogan,	2020	1,171,539	—	11,621,453	2,115,000	614,297	15,522,289
President and Chief Executive Officer	2019	1,125,769	—	13,901,609	3,220,500	21,261	18,269,139
	2018	1,069,231	—	36,778,283	3,870,000	40,824	41,758,338

John F. Morici,	2020	536,923	—	2,582,931	453,600	9,948	3,583,402
Chief Financial Officer and Senior Vice President, Global Finance	2019	496,923	—	2,780,400	698,000	9,502	3,984,825
	2018	457,539	—	2,170,410	718,000	9,234	3,355,183

Simon Beard, Senior Vice President, Managing Director, Americas	2020	517,692	—	2,324,581	436,800	76,334	3,355,407
Julie Tay,	2020	533,157	—	2,324,581	447,000	49,594	3,354,332
Senior Vice President and Managing Director, Asia Pacific	2019	501,891	—	2,471,513	661,967	43,172	3,678,543

Raj Pudipeddi,	2020	488,077	—	2,324,581	411,600	10,292	3,234,550
Senior Vice President, and Chief Product, Innovation & Marketing Officer	2019	402,404	10,000	2,351,716	618,000	98,648	3,480,768

(1)Amount reflects a one-time signing bonus for Mr. Pudipeddi.
(2)The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 1 - Summary of Significant Accounting Policies, Stock-Based Compensation and Note 12 - Stockholders' Equity (collectively, "Notes 1 and 12") to our audited financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2021. This same method was used for the years ended December 31, 2019 and 2018.

The grant date fair value of the MSU awards reflected in the Stock Awards column and the tables below is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost we expect to recognize over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Notes 1 and 12 for the assumptions used to value the RSU and MSU awards. The amounts shown in the Stock Awards Column and the tables below exclude the impact of estimated forfeitures and there can be no assurance that the grant date fair value amounts will ever be realized.

Name	Fiscal Year 2020 RSUs	Fiscal Year 2020 MSUs
Joseph M. Hogan	$2,960,331	$8,661,122
John F. Morici	$658,063	$1,924,868
Simon Beard	$592,121	$1,732,460
Julie Tay	$592,121	$1,732,460
Raj Pudipeddi	$592,121	$1,732,460

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the MSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2020 MSUs Assuming Maximum Performance
Joseph M. Hogan	$15,025,644
John F. Morici	$3,339,365
Simon Beard	$3,005,565
Julie Tay	$3,005,565
Raj Pudipeddi	$3,005,565
Total Compensation. Mr. Hogan's decrease in total compensation in 2020 compared to 2019 was primarily due to a lower grant date fair value of his equity awards and decreased cash bonus largely due to the impact of the COVID-19 pandemic in the second quarter of 2020, partially offset by an increase in compensation related to his required relocation to Arizona in conjunction with relocation of our corporate headquarters to Tempe, Arizona. Total compensation for each of Messrs. Morici and Pudipeddi and Ms. Tay in 2020 primarily decreased as a result of lower grant date fair values of their equity awards and decreased cash bonuses largely due to the impact of the COVID-19 pandemic in the second quarter of 2020.
For additional information regarding the amounts included in the Summary Compensation Table, see "Compensation Discussion and Analysis" above.
Stock Awards. Stock awards include time-based RSUs that typically vest over a four-year vesting period, as well as MSUs which are earned based on a comparison of our stock price performance to the NASDAQ Composite index over a three-year performance period and vest at the end of the third year.
Non-Equity Incentive Plan Compensation. The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under "Compensation Discussion and Analysis – Annual Cash Incentive (Bonus) Compensation" above.
All Other Compensation. The amounts shown in this column and detailed in the table below represent the aggregate dollar amount for each NEO for life insurance and accidental death and dismemberment premiums, our 401(k) matching program (retirement plan in the case of Ms. Tay), as well as employee discount programs for our products which are available to all employees, including our NEOs, reimbursements for automobiles and medical expenses and foreign assignment and relocation expenses.

Name	Dollar Value of Life Insurance Premiums	Matching contributions under our 401(k) Plan (or retirement plan)	Employee Discount Program	Automobile Reimbursement	Medical Expense Reimbursement Plan
Mr. Hogan	$1,296	$8,550	$—	$—	$1,333
Mr. Morici	$1,190	$8,550	$208	$—	$—
Mr. Beard	$1,146	$8,550	$—	$—	$—
Ms. Tay	$—	$13,116	$—	$29,953	$6,525
Mr. Pudipeddi	$1,080	$8,550	$—	$—	$662

Foreign Assignment and Relocation Expenses. In addition to the amounts set forth in the table above, for Mr. Beard, who was asked to relocate to the United States in September 2019 on a three year employment assignment in connection with a change in his role and responsibilities to Senior Vice President and Managing Director, Americas from a similar role in EMEA and whose family remains residing in the United Kingdom, the amounts in the All Other Compensation column also include expenses related to Mr. Beard’s expatriate assignment, including (a) commuting travel expense, cost of living allowances, housing allowance, car allowance, goods and services and tax prep fees of approximately $195,712 and (b) tax equalization payments pursuant to the Company’s tax equalization policy for employees on expatriate assignment. The amount shown includes the net total of tax equalization payments for Mr. Beard received by the Company, or that became fixed and determinable, during 2020 of approximately $129,074. This net amount is attributable to aggregated U.S. tax payments made by the Company of $1,284,903, UK tax payments of $924,120 offset by tax withholdings from Mr. Beard of $2,338,097. Due to time lags in tax determinations, differences in taxable periods between jurisdictions, the availability of foreign tax credits or refunds and the potential receipt by the Company of credits or refunds in subsequent years, there may be significant differences in tax equalization payments from year to year.

Also in addition to the amounts in the table above, for Mr. Hogan, who was required to move to Arizona in connection with the move of our corporate headquarters to Tempe, Arizona in January 2021, the amounts in the All Other Compensation column also include employment relocation expenses of $603,118. The foregoing amount includes $284,615 for costs incurred by Mr. Hogan in relocating his residence with the remainder provided to him to make his relocation expenses tax neutral.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2020
The following table shows all plan-based awards granted to the NEOs during 2020 including:
•cash amounts that could have been received in 2020 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and
•time-vested RSUs and performance-based MSUs awards granted by the Compensation Committee to our NEOs in 2020 reflected on an individual grant basis.
2020 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Non-equity Incentive	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Awards ($)
Name				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Joseph M. Hogan	CIP			1,762,500	4,230,000
	RSU	2/20/2020	1/28/2020					10,864	2,960,331
	MSU	2/20/2020	1/28/2020			22,057	55,142		8,661,122
John F. Morici	CIP			378,000	907,200
	RSU	2/20/2020	1/28/2020					2,415	658,063
	MSU	2/20/2020	1/28/2020			4,902	12,255		1,924,868
Simon Beard	CIP			364,000	873,600
	RSU	2/20/2020	1/28/2020					2,173	592,121
	MSU	2/20/2020	1/28/2020			4,412	11,030		1,732,460
Julie Tay	CIP			364,000	873,600
	RSU	2/20/2020	1/28/2020					2,173	592,121
	MSU	2/20/2020	1/28/2020			4,412	11,030		1,732,460
Raj Pudipeddi	CIP			343,000	823,200
	RSU	2/20/2020	1/28/2020					2,173	592,121
	MSU	2/20/2020	1/28/2020			4,412	11,030		1,732,460
Approval Date. For each NEO equity grant, the Compensation Committee met on January 28, 2020 to finalize the grant of annual equity awards. Upon approval of the RSU and MSU awards, the Compensation Committee determined that the actual date of grant would be February 20, 2020. This grant date was chosen in order to allow sufficient time for the CEO to notify each NEO and other members of the management team of the grant.
Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2020 at target prior to the Compensation Committee's mid-year reassessment and revision of the Bonus Plan for senior management. For 2020, the target cash incentive award for each NEO (other than the CEO) was 70% of his base salary. For our CEO, the target cash incentive award was 150% of his base salary.
For a description of the performance objectives applicable to the receipt of these payments, see "Compensation Discussion and Analysis –Annual Cash Incentive Awards." The actual amount paid to each NEO for 2020 performance is set forth in the Summary Compensation Table above in the column "Non-Equity Incentive Plan Compensation."
•Threshold. There is no threshold performance level. Rather, Align's financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want senior management to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.
•Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of her or his target.
•Maximum. The maximum amount a NEO can receive was initially capped at 240% of their target award opportunity when the Compensation Committee established goals and objectives at the beginning of 2020. That amount was later reduced to 120% of their target award opportunity when the Compensation Committee reassessed our annual cash incentive plan mid-year. Please see the discussion above under "Impact of the COVID-19 Pandemic on the 2020

Annual Cash Incentive Plan" for a further discussion of the mid-year adjustments to our 2020 Bonus Plan performance goals.
Estimated Future Payouts under Equity Incentive Plan Awards:
•Focal Awards Granted February 2020. The amounts shown for MSU awards granted in February 2020 represent potential share payouts with respect to MSUs. Each MSU vests over a three-year performance period, with 100% vesting as of February 2023. The actual number of shares eligible to vest will be determined based on a comparison of our stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 250% of the number of target shares. If we under-perform the NASDAQ Composite index, the percentage at which the MSUs convert into shares of our stock will be reduced from 100% at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if we underperform the NASDAQ Composite index by approximately 33%. If we outperform the NASDAQ Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 250%. This means that if Align outperforms the NASDAQ Composite index by approximately 50%, the maximum number of shares that will vest is 250% of the award amount.
•Stock Awards. Stock awards represent grants of RSUs under our 2005 Incentive Plan. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each will be net of applicable withholding taxes which we will pay on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria is met and the NEO then sells the stock that has vested. Each RSU granted to our NEOs vests over a four-year period with 25% of the shares vesting each anniversary of the date of grant, with full vesting in four years.
Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs, excluding the effect of estimated forfeitures. Assumptions used in the calculations of MSUs amounts are included in Notes 1 and 12 to our audited financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2021. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date. For MSU awards granted in February 2020, the actual number of shares that will be paid out will depend on our stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 250% of the number of target shares.
Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:
•We do not plan to time, nor have we timed, the release of material non-public information for the purpose of affecting the exercise price of any stock options should we decide to grant stock options again in the future;
•Consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new members of senior management) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2020 grants will cover new hires starting between March 16, 2020 and April 15, 2020; and
•Annual incentive grants are made on or about the same day for all employees (including members of senior management); in each of 2020, 2019, and 2018 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide management with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR END
The following table sets forth information regarding outstanding equity awards as of December 31, 2020 for each NEO. All vesting is contingent upon their continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock of $534.38 per share, as reported on the NASDAQ Global Market on December 31, 2020, which was the last trading day of the year.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Hogan	6,250	(1)	3,339,875
	4,800	(2)	2,565,024
	10,046	(3)	5,368,381
	10,864	(4)	5,805,504
				19,200	(5)	10,260,096
				43,100	(6)	23,031,778
				26,789	(7)	14,315,506
				22,057	(8)	11,786,820
John F. Morici	1,750	(1)	935,165
	1,573	(9)	840,580
	1,150	(2)	614,537
	2,009	(3)	1,073,569
	2,415	(4)	1,290,528
				4,500	(5)	2,404,710
				5,358	(7)	2,863,208
				4,902	(8)	2,619,531
Simon Beard	1,500	(1)	801,570
	900	(2)	480,942
	1,674	(3)	894,552
	2,173	(4)	1,161,208
				3,700	(5)	1,977,206
				4,465	(7)	2,386,007
				4,412	(8)	2,357,685
Julie Tay	1,550	(1)	828,289
	900	(2)	480,942
	1,785	(3)	953,868
	2,173	(4)	1,161,208
				3,700	(5)	1,977,206
				4,763	(7)	2,545,252
				4,412	(8)	2,357,685

Raj Pudipeddi	6,697	(10)	3,578,743
	2,173	(4)	1,161,208
				4,412	(8)	2,357,685

(1)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2018, February 20, 2019, February 20, 2020 and February 20, 2021.
(2)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2019, February 20, 2020, February 20, 2021, and February 20, 2022
(3)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2020, February 20, 2021, February 20, 2022, and February 20, 2023.
(4)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2021, February 20, 2022, February 20, 2023, and February 20, 2024.
(5)MSUs vest 100% on February 20, 2021.

(6)MSUs vest 100% on June 20, 2021.
(7)MSU vest 100% on February 20,2022.
(8)MSUs vest 100% on February 20, 2023.
(9)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on September 20, 2018, September 20, 2019, September 20, 2020, and September 20, 2021.
(10)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on March 20, 2020, March 20, 2021, March 20, 2022 and March 20, 2023.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2020
The following table provides information concerning the vesting of Stock Awards for each NEO during the fiscal year ended December 31, 2020:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Joseph M. Hogan	95,499	$26,022,523
John F. Morici	23,276	$7,237,740
Simon Beard	16,633	$4,532,326
Julie Tay	17,246	$4,699,363
Raj Pudipeddi	2,233	$323,383
(1)For each NEO, such number of shares represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest, the number of shares we issue to each of our NEOs is net of applicable withholding taxes which are paid by us on their behalf.
(2)The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note 1.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Each of the tables in this section describes the potential payments upon termination or a change of control for our NEOs. All amounts are estimated based on an assumed triggering date of December 31, 2020 and the closing sale price of our common stock of $534.38, on the NASDAQ Global Market on December 31, 2020, which was the last trading day of the year.
Mr. Hogan
Mr. Hogan serves as our President and CEO pursuant to an employment agreement entered into on April 16, 2015. The employment agreement provides that Mr. Hogan is entitled to an annual target bonus of 150% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.
The following table describes the potential payments upon termination or a change of control for Mr. Hogan:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only	Death or Disability
Joseph M. Hogan	Severance Payment	$7,333,000	$7,333,000	$—	$—
	RSUs	—	17,078,785	7,863,224	17,078,785
	MSUs	—	149,552,506	103,587,621	149,552,506
	Health and Welfare Benefits	1,485	1,485	—	—
	Total	$7,334,485	$173,965,776	$111,450,845	$166,631,291
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In the event Mr. Hogan is terminated other than for cause, death or disability or he resigns for good reason, Mr. Hogan is entitled to a payment (payable in a lump sum) equal to:

(1)twice his then current annual base salary;
(2)the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and
(3)the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Hogan's employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.
Change of Control Only. In the event of a change of control, Mr. Hogan will immediately vest in an additional number of shares under all outstanding RSU awards as if he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•the performance period shall be deemed to end upon the closing of the change of control in order to determine our stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that we have over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of over-performance) (the "Performance Multiplier"); and
•our stock price performance will be based on the per share value of our common stock paid to our stockholders in connection with the change of control.
On the date of the change of control, Mr. Hogan will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months after the change of control date. If within 18 months after a change of control either Mr. Hogan's employment is terminated other than for cause, death or disability or Mr. Hogan resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:
(1)twice his then current annual salary;
(2)the then current year's target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and
(3)the greater of 150% of the then current year's target bonus or the prior year's actual bonus.

Mr. Hogan's employment agreement also provides that we will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.

Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, Mr. Hogan (or his estate) will immediately vest in 100% of all outstanding equity awards. On the date of the employment termination due to death or disability, the performance period shall be considered closed, and the date of the termination shall be used in order to determine our stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index.

Conditions to Payment. Prior to receiving any payments upon termination of his employment, Mr. Hogan must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, he has agreed, for a period of one year following termination, not to solicit of our employees and has further agreed to be bound by the terms of a confidentiality agreement with us.

Messrs. Morici and Pudipeddi

Mr. Morici serves as our Chief Financial Officer pursuant to an employment agreement entered into on November 7, 2016 and Mr. Pudipeddi pursuant to a similar agreement entered into on February 4, 2019. In determining the terms of their agreements, the Compensation Committee determined that Messrs. Morici and Pudipeddi (and any individual joining Align or who is promoted to a senior management position after September 2016) would have a similar form of employment agreement with severance and change of control provisions described in the table below. Specifically, these updated forms of employment agreement provide only for one year's base salary upon termination by us for convenience unrelated to a change of control which is a termination that occurs either before or 18 months after the change of control date. In addition, in the event of a change of control, the Compensation Committee has determined that all cash severance and equity acceleration is subject to a double trigger as described below.
The following table describes the potential payments upon termination or a change of control for Messrs. Morici and Pudipeddi:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
John F. Morici	Severance Payment	$540,000	$1,616,000	N/A
	RSUs	—	4,754,379	N/A
	MSUs	—	17,269,665
	Health and Welfare Benefits	—	28,494	N/A
	Total	$540,000	$23,668,538

Raj Pudipeddi	Severance Payment	$490,000	$1,451,000	N/A
	RSUs	—	4,739,951	N/A
	MSUs	—	5,894,211
	Health and Welfare Benefits	—	28,494	N/A
	Total	$490,000	$12,113,656
Termination Unrelated to a Change of Control. A termination for convenience unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. Upon such occurrence, the employment agreements of Messrs. Morici and Pudipeddi each provide that if his employment is terminated without cause or if he resigns for good reason, he will receive one year's base salary.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months after the date of a change of control. If within 18 months after a change of control the employment of either Messrs. Morici or Pudipeddi is terminated without cause or he resigns for good reason, then he would:
(1)immediately vest in all outstanding equity awards;
(2)receive a lump sum payment equal to:
(a)his then current annual base salary;
(b)his then current year's target bonus, prorated for the number of days he has been employed during the year; and

(c)the greater of his then current year's target bonus or the prior year's actual bonus.
The employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which he commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, Messrs. Morici and Pudipeddi must each execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each of Messrs. Morici and Pudipeddi have agreed, for a period of one year following termination, not to solicit our employees and has further agreed to be bound by the terms of a confidentiality agreement with us.

Ms. Tay and Mr. Beard

The employment agreement entered into by each of Ms. Tay and Mr. Beard contain substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires we provide compensation to each of Ms. Tay and Mr. Beard in the event of termination of employment or a change of control. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms "cause", "good reason" and "change of control" is described more fully at the end of this section under the heading "Employment Agreement Definitions".

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Simon Beard	Severance Payment	$1,568,000	$1,568,000	$—
	RSUs	1,630,527	3,338,272	1,630,527
	MSUs	8,209,068	14,788,657	8,209,068
	Health and Welfare Benefits	8,977	8,977	—
	Total	$11,416,572	$19,703,906	$9,839,595

Julie Tay	Severance Payment	$1,542,000	$1,542,000	$—
	RSUs	1,677,018	3,424,307	1,677,018
	MSUs	8,456,662	15,186,770	8,456,662
	Health and Welfare Benefits	—	—	—
	Total	$11,675,680	$20,153,077	$10,133,680
Termination Unrelated to a Change of Control. A termination for convenience unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Upon such occurrence, these employment agreements provide that in the event the employment of Ms. Tay or Mr. Beard is terminated without cause or if either resigns for good reason, each will:

(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if she or he had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon her or his employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the NASDAQ Composite index (the "Performance Multiplier"). The Performance Multiplier is calculated as follows:
(i)if we under-perform the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of three to one; and
(ii)if we outperform the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of three to one.
Each NEO will then vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in each of February 2017, 2018, and 2019 until the assumed December 31, 2020 termination date, if we had outperformed the NASDAQ Composite Index by more than 33% for the 2017 grant and 50% for the 2018 and 2019 grants which resulted in a Performance Multiplier of at maximum of 200% (for the 2017 grant) and 250% (for the 2018 and 2019 grants) in the calculations set forth in the above table.
(3)she or he is also entitled to receive a lump sum payment equal to:
(a)her or his then current annual base salary;
(b)her or his then current year's target bonus, prorated for the number of days she or he has been employed during the year; and
(c)the greater of her or his then current year's target bonus or the prior year's actual bonus.
Each employment agreement also provides that we will pay such NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which each commences new employment.
Change of Control Only. The employment agreements with each of Ms. Tay and Mr. Beard provide that in the event of a change of control she or he will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if she or he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•the performance period shall be deemed to end upon the closing of the change of control in order to determine our stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that we have over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of over performance) at a rate of three to one (the "Performance Multiplier"); and
•our stock price performance will be based on the per share value of our common stock paid to our stockholders in connection with the change of control.
On the date of the change of control, each will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. The employment agreements with each of Ms. Tay, and Mr. Beard provide that, if, within 12 months of a change of control, either her or his employment is terminated without cause or she or he resigns for good reason then she or he will:

(1)immediately vest in all outstanding equity awards; and
(2)be entitled to a payment (payable in a lump sum) equal to:
(a)her or his then current annual base salary;
(b)her or his then current year's target bonus prorated for the number of days employed during the year, and
(c)the greater of her or his then current year's target bonus or the prior year's actual bonus.
Each employment agreement also provides that we will pay their monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which each commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, Ms. Tay and Mr. Beard must execute a general release of all known and unknown claims that either may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each has agreed, for a period of one year following termination, not to solicit our employees and further agreed to be bound by the terms of a confidentiality agreement with us.
Employment Agreement Definitions
Definition of Cause. In each employment agreement described above, cause means any of the following:
•unauthorized use or disclosure of the confidential information or trade secrets of Align;
•any breach of the employment agreement, the Employee Proprietary Information and Inventions Agreement or the Align Protection Agreement between them and Align;
•conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
•misappropriation of our assets or any act of fraud or embezzlement by them, or any act of dishonesty by them in connection with the performance of her or his duties for us that adversely affects our business or affairs;

•intentional misconduct; or
•the individual's failure to satisfactorily perform her or his duties after having received written notice of such failure and was provided at least thirty (30) days to cure such failure.
Definition of Good Reason. In each employment agreement described above, good reason means the individual's resignation within ninety (90) days of the occurrence of any one or more of the following events:
•their position, authority or responsibilities being significantly reduced;
•their being asked to relocate her or his principal place of employment such that the commuting distance from her or his residence prior to the change of control is increased by over thirty-five (35) miles;
•their annual base salary or bonus being reduced; or
•their benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:
•a sale of all or substantially all of our assets;
•the acquisition of more than 50% of our common stock by any person or group of persons;
•a reorganization wherein the holders of our common stock receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of our common stock as a result of such merger, or any other transaction in which we (other than as the parent corporation) are consolidated for federal income tax purposes or are eligible to be consolidated for federal income tax purposes with another corporation; or
•in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of our then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of our then outstanding common stock.
Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Compensation Committee has the authority as Plan Administrator of the 2005 Incentive Plan (as amended) to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

Other Compensation Matters

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed. We identified the median employee using our employee population on December 31, 2020. As of that date, we had 18,178 employees, of which 1,582 were employed inside the United States, 13,315 (approximately 73% of our global workforce) were employed in one of our manufacturing and technician operations in Mexico, Costa Rica, China, Germany or Spain, and the remaining 3,281 employees were employed in 36 other countries.

In identifying the median employee, we excluded 838 workers (approximately 4.6% of our workforce) from the following countries: Austria, 7; Baltics (Lithuania and Latvia), 1; Belgium, 10; Croatia, 4; Czechoslovakia, 4; Denmark, 8; Finland, 1; Hong Kong, 44; Hungary, 1; India, 128; Ireland, 4; Luxembourg, 1; New Zealand, 4; Norway, 3; Poland, 370; Portugal, 4; Slovakia, 3; South Korea, 42; Sweden, 4; Taiwan, 43; Thailand, 44; Turkey, 33; United Arab Emirates, 32; and Vietnam, 43. After taking into account the de minimis exemption, 1,582 employees in the United States and 15,759 employees located outside of the United States were considered for identifying the median employee.

We considered actual annual base pay, actual bonus payout, and equity income, for the purposes of determining the median employee. We annualized the salaries for those employees that were hired in 2020. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Using this methodology, we determined that our median employee was a CAD Designer 2 working in our treat facility in Costa Rica. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2020 Summary Compensation Table with respect to each of the NEOs.

Our median employee compensation for a CAD Designer 2 position in Costa Rica in 2020 as calculated using Summary Compensation Table requirements was $11,961. Our CEO’s compensation as reported in the Summary Compensation Table was $15,522,289. Therefore, our CEO to median employee pay ratio is 1,298 to 1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

CORPORATE SOCIAL RESPONSIBILITY

Our purpose as an organization is to transform smiles and change lives and it is the purpose that is the heart of who we are as an organization; making us critically aware of the role and impact we have on society as a global corporate citizen. Our Board and management realize that for us to fulfill our purpose we must be committed to improving the lives of our employees, customers and their patients, suppliers, stockholders, and the communities in which we live and work. Conducting our business ethically, responsibly, and transparently through open and clear disclosures that allow us and others to hold us accountable is the right thing to do and is just the beginning. In the long run, our efforts will benefit the world in which we live, generate pride and commitment from our employees, strengthen our brand, and ultimately increase value for all our stakeholders.

To further our initiatives, our Board has delegated oversight responsibility to our Nominating and Governance Committee over our environmental, social and governance (ESG) efforts, including those related to corporate social responsibility. Our approach to corporate social responsibility encompasses the following pillars: Philanthropy, Employees, and Sustainability. In 2020, our focus naturally shifted in response to the significant tolls the COVID-19 pandemic placed on people's lives and their financial stability as we worked to secure and promote the health, safety and well-being of our employees, customers and their patients and the communities in which we work and live. Our achievements reflect that focus.

Demonstrating our commitment to these ideals, in 2020 we:
•Global Code of Conduct. We materially revised our Code to emphasize our commitment to deter wrongdoing, promote integrity and ethical conduct, and deliver superior treatment outcomes and experiences to patients
•Global Speak Up Policy. We launched a new Speak Up Policy to show our commitment to conducting business ethically, honestly and legally
•CSR Responsibility. We elevated the role responsible for our corporate social responsibility efforts to vice president; tasked with consolidating and organizing the myriad of worldwide initiatives underway under a common program

Philanthropy. Giving back to has always played an important role in our culture and the COVID-19 pandemic increased the need to support our community significantly in 2020. While we maintained our overall philanthropic philosophy to support organizations whose visions tie closely to our own - transforming smiles, supporting and educating teens, and advancing technology through research and other partnerships with learning institutions and/or foundations - we also focused more specifically on the immediate needs of the community, our employees, customers and their patients and healthcare workers in general. Our efforts included initiatives such as:

•Donations. We launched our Align Foundation in 2020; a platform through which employees are encouraged to contribute their time, talent, and financial resources to worthy causes. The Align Foundation also provides a structured means by which significant donations are directed from a donor-advised fund overseen by Fidelity Charitable, with the flexibility to provide smaller monetary donations, processes to donate our products (the Invisalign System treatment and iTero scanners), and organized ways to involve our employees in giving activities. Align and our employees made significant donations of money, materials and time and effort in 2020.
◦Donated 1 million renminbi to the Chinese Red Cross Foundation to support its COVID-19 prevention and outbreak control efforts
◦Donated $1 million in the fight against COVID-19 to relief efforts around the world
◦Donated personal protective equipment ("PPE") to healthcare workers and patients in the fight against COVID-19, including dedicating a portion of our extensive custom 3-D printing manufacturing facilities to the production of PPE by converting manufacturing and tooling equipment to produce PPE and teaming with public and private organizations globally to reduce the scarcity of parts and materials needed for PPE.
•Operation Smile - We continued our support of Operation Smile, an international medical charity that provides free surgeries to children and young adults in developing countries born with cleft lip, cleft palate or other dental and facial conditions. Consistent with our mission to transform smiles and change lives, it is a partnership that continues to grow and evolve. To date, we have donated almost $1.5 million, enabling the organization to life-saving reconstructive cleft surgeries to tens of thousands of the world's most vulnerable patients, and grow its reach to more than 60 countries.
•America’s ToothFairy - The mission of America's ToothFairy is to ensure underserved children in the United States can access dental care and learn about oral health through nonprofit clinics and community partners. For more than 12 years we have supported the efforts of America’s ToothFairy by providing almost $2 million for the foundation’s operational expenses and children’s oral health programs, and in the process helped more than eight million children and their caregivers learn about preventing tooth decay and gum disease. In 2020, America’s ToothFairy, with Align's help, provided over 600,000 children with oral health education and hygiene instruction.

•Month of Smiles - Month of Smiles is a dedicated month of giving when all employees are encouraged to donate their time and talent to make a difference in the lives of others. In 2020, many of our offices around the world organized community service activities that offered employees the opportunity to contribute to, to work together as teams or individuals to help others. In addition, employees took time to give back to causes that are meaningful to them through volunteer activities, personal donations and intentional acts of kindness. Our collective impact was something of which we are proud - more than 3,000 employees globally volunteered their time, gave more than 5,000 hours back to their communities, and partnered with more than 60 charitable organizations around the world during our 2020 Month of Smiles.

Employees. We believe we are at our best, and that our success is driven by, our openness and willingness to accept those with differing backgrounds, beliefs, perspectives and capabilities in our workforce. We have diversity, inclusion and belonging in our policies and practices, education and events, and executive and community programs, which in 2020 included:
•Employee Survey- Every year we initiate an employee survey to gather feedback from our employees. In 2020, we incorporated additional questions to hear from our employees about their experiences and opinions around inclusion.
•REACH@align - We launched a new employee resource group ("ERG") in the US and Brazil called REACH which stands for Recruitment, Education, Awareness, Cultural-diversity, and High Achievement. This ERG focuses on the professional development and recruitment of minorities, cultural awareness and diversity and inclusion efforts at Align.
•Health and Safety - We implemented policies designed to keep our personnel and their families safe. Our global remote working arrangements for our non-manufacturing teams continue in place in many of our offices, with essential workers allowed into our commercial and development sites on a limited basis. For our large manufacturing workforce for which remote working is impossible, we have implemented, and provided training in the proper use and application of, significant safety protocols.
•Fiscal Security - A major component of protecting the health and safety of our employees was fostering an environment in which they felt secure financially so that they so that they in turn could contribute to the well-being of their families and the economies and communities in which they live. We achieved this by openly committing to our employees at the outset that we would not layoff or furlough any employees. Additionally, we told employees that we would not be seeking pay cuts or deferrals.
•Women in Leadership - Our global women@align chapters offer and encourage networking, professional development, leadership mentoring, and educational projects for all levels of employees.
•Diversity and Inclusion Education and Awareness - We have education and awareness programs, focused on unconscious bias, diversity and inclusion. We also have speakers and facilitated dialogues supporting diversity and inclusion initiatives to further increase empathy and cultural awareness.
•Month of Wellness - The Month of Wellness is a worldwide movement fostering employee health. The Month of Wellness provides employees with a variety of wellness activities and initiatives worldwide to support their overall well-being in areas such as nutrition, fitness, financial planning, and stress management.
•Volunteer and Service Leadership - Our goal is to inspire and develop employees through serving others in the communities where they work and live. We encourage our employees to volunteer through organized company activities or on their own with volunteer time off programs for applicable employees.
In addition to our other achievements in 2020, we were also honored with numerous awards for our positive work environment and culture, most recently the Great Place to Work in Brazil along with others including:
•For the second year in a row, Align was named one of the Best Places to Work in IT by Computerworld who surveyed organizations across the U.S. to identify those that provide the best benefits and amenities for IT professionals. Among the attributes contributing to the award were our training, health insurance, retirement funding, flexible time off policies, and collaborative work environments.
•The Canadian Great Place to Work ("GPTW") program recognized Align as a top workplace in both 2019 and 2020 in the areas of Giving Back, Managed by Women, and in Healthcare. Companies were ranked based on employee responses to the GPTW Trust Index survey.
•For the third year in a row, the Triangle Business Journal ("TBJ") named Align's Raleigh, North Carolina office among the Top 50 Best Places to Work in the Triangle area based on employee feedback to a TBJ survey.

Sustainability. We continue to innovate for a more sustainable future for our planet. In 2020, we remained focused on reducing our impact on the environment and our climate with efforts to reduce product packaging, recycling waste as well as decreasing waste and emissions, and increasing renewable energy usage.

•We continued to open new facilities and other sites that are closer to our customers which helps us decrease carbon emitting activities from shipping our products, including fully opening our new manufacturing facility in Ziyang, China.
•Suppliers are key to all aspects of our business and we chose suppliers that have sustainable business practices to serve our core business processes. Our largest shipping partner, UPS, integrates sustainability into their strategic objectives and business operations designed to reduce their environmental impact, including decreasing their green house gas emissions and waste.
•We've reduced the polymer content used in our aligners by almost 50% in just over five years. In addition, the majority of all scrap/waste generated by our manufacturing processes are used for energy by an incinerator to power its operations; thereby substantially reducing the amount of waste sent to landfills.
•We launched an Invisalign clear aligner recycling program, currently in a pilot phase in the U.S. and Brazil, that encourages customers and their patients to return used and unused aligners which are recycled in partnership with TerraCycle®, an innovative recycling company that has become a global leader in recycling hard-to-recycle materials.
•Our Juarez, Mexico manufacturing site received recognition from the State of Chihuahua for two exemplary environmental efforts; one for environmental best practices and the other for environmental compliance. Both are a reflection of our commitment to sustainable business practices such as water reuse, waste reduction and reduced energy consumption and greenhouse gases by integrating renewable energy sources.
•The use of iTero scanners reduces the need for traditional impressions and the mining of the materials used to make those impressions.
•Globally, we work to reduce the environmental impact of our processes and transportation by using energy efficient building designs and controls (e.g. renewable energy, including solar panels, motion activated lights, LED lighting, etc.) and work to reduce emission from employee transportation by providing car charging stations to promote zero or low emission cars, electric vehicle car fleets, incentives for carpooling, and organizing company sponsored employee transportation. We are also in the process of eliminating single use plastics in our facilities.

Suppliers. We believe in transparent and responsible business practices, including in our relationship with those who work in our supply chain. We expect our supply partners to follow the highest standards in the industry, such as ISO 14001 and we require our suppliers to adhere to responsible sourcing. For instance, we prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold ("conflict minerals") that funds conflict in the Democratic Republic of the Congo and adjoining countries by requiring them to source such minerals from socially responsible suppliers. Additionally, we participate in organizations focused on conducting operations in a socially and environmentally responsible manner, including organizations that support social, environmental, and ethical responsibility globally.

PRINCIPAL STOCKHOLDERS
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 24, 2021 by:
•each stockholder known by us to own beneficially more than 5% of our common stock;
•each of our named executive officers as set forth in the summary compensation table of this proxy statement;
•each of our directors; and
•all of our current directors and executive officers as a group (15 persons).
Beneficial ownership is determined based on the rules of the SEC. The column captioned "Total Shares Beneficially Owned" represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, RSUs and MSUs that will vest on or before May 23, 2021. The number of shares subject to options that each beneficial owner has the right to acquire and RSUs and MSUs that will vest on or before May 23, 2021 is listed separately under the column "Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 23, 2021." These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. "Percentage of Outstanding Shares Beneficially Owned" is based upon 79,135,585 shares of our common stock outstanding as of March 24, 2021. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85281. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 23, 2021 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
The Vanguard Group (2)	7,623,829	—	7,623,829	9.7%
BlackRock, Inc. (3)	5,436,327	—	5,436,327	6.9%
Gordon Gund, family members and affiliated entities (4)	4,710,225	—	4,710,225	6.0%
Edgewood Management LLC (5)	4,613,620	—	4,613,620	5.9%
Joseph M. Hogan (6)	145,432	—	145,432	*
John F. Morici	9,903	—	9,903	*
Simon Beard	23,483	—	23,483	*
Julie Tay	20,764	—	20,764	*
Raj Pudipeddi	1,452	—	1,452	*
Kevin J. Dallas	2,337	1,271	3,608	*
Joseph Lacob	154,085	1,271	155,356	*
C. Raymond Larkin, Jr.	32,052	1,694	33,746	*
George J. Morrow	16,478	1,271	17,749	*
Anne M. Myong	1,499	1,271	2,770	*
Thomas M. Prescott	52,858	1,271	54,129	*
Andrea L. Saia	12,487	1,271	13,758	*
Greg J. Santora	11,578	1,271	12,849	*
Susan E. Siegel	3,892	1,271	5,163	*
Warren S. Thaler (7)	94,199	1,271	95,470	*
All current executive officers and directors as a group (15 persons)	568,606	13,133	581,739	0.7%
 *    Less than 1%

(1)Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 23, 2021. This column includes the full amount of restricted stock units that will vest on or before May 23, 2021, although each executive officer will actually receive the number of shares net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.
(2)Based on a filing with the SEC on Schedule 13G/A on February 10, 2021 indicating beneficial ownership as of December 31, 2020. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Based on a filing with the SEC on Schedule 13G/A, on January 29, 2021 indicating beneficial ownership as of December 31, 2020. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)Based on a filing with the SEC on Schedule 13G/A on February 11, 2021 indicating beneficial ownership as of December 31, 2020. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 3599, Battlecreek, Michigan 49016-3599.
(5)Based on a filing with the SEC on Schedule 13G/A on February 16, 2021 indicating beneficial ownership as of December 31, 2020. Includes shares held by advisory clients of Edgewood Management LLC, none of whom are deemed to beneficially own more than 5% of Align's common stock. The mailing address for Edgewood Management LLC is 535 Madison Avenue, 15th Floor, New York, New York 10022.
(6)Includes 1,500 shares held by a member of the household.
(7)        Includes 27,821 shares held by Mr. Thaler and 66,378 shares held by The Thaler Family Trust for the benefit of family members as to which Mr. Thaler disclaims beneficial ownership.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2020, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except as follows: Ms. Jennifer Olson had late Forms 5 which were corrected in a filing on May 22, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, approval or ratification of transactions with related persons
Our Board has adopted a Global Code of Conduct ("Code") that is applicable to all directors, officers and employees of Align, including our principal executive officer, principal financial officer and controller. Under the Code and pursuant to our other policies and procedures, we encourage our directors, officers and employees to avoid actual or potential conflicts of interest, including by discouraging conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a "Related Party"). If, however, such a Related Party transaction is unavoidable, all employees (other than our directors and executive officers) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Legal and Regulatory Officer must approve in advance the Related Party transaction. If, however:
•you are a director or member of senior management and you desire to enter into a transaction with a Related Party (as defined above); or
•you are an employee (other than a director or member of senior management) and you desire to enter into a transaction with a Related Party that the Chief Legal and Regulatory Officer has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such transaction must be approved by the Audit Committee.

Related Party Transaction Disclosure:

On February 19, 2021, we entered into a sponsorship agreement with the Golden State Warriors, LLC, pursuant to which the Invisalign brand is the Official Smile Partner of the Golden State Warriors of the National Basketball Association, the Santa Cruz Warriors of the NBA G League and the Golden Guardians, an esports affiliate of the Golden State Warriors. The sponsorship includes an omni-channel activation across television, digital media and social media and a jersey partnership with the Golden Guardians and the Santa Cruz Warriors. Joseph Lacob, a member of our Board, is the Co-Executive Chairman and CEO of Golden State Warriors, LLC. The cost associated with the agreement is in excess of $120,000 per year, but is not an amount that is material to Align.

ALIGN TECHNOLOGY, INC.
410 N. Scottsdale Rd. Suite 1300
Tempe, AZ 85281
 _______________________________
PROXY STATEMENT FOR THE
2021 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:    Why am I receiving these materials?

A:    We have made these materials available to you via the Internet or delivered paper copies to you by mail in connection with our 2021 Annual Meeting of Stockholders ("Annual Meeting"), which will take place online at 10:00 a.m., Pacific Time, on Wednesday, May 19, 2021. As a stockholder, you are invited to participate in the Annual Meeting via live webcast and vote on the items of business described in this proxy statement.

Q:    What is included in these materials?

A:    The proxy materials include:

•this proxy statement; and
•our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 ("Annual Report").

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see "How do I vote?" below.

Q:    What information is contained in these materials?

A:    The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it:

•identifies the proposals on which you are being asked to vote
•provides information regarding voting procedures at the Annual Meeting
•discusses our corporate governance policies and practices
•describes the compensation paid to our directors and certain executive officers and
•discloses other information that we are required to provide to you under applicable laws and regulations

Q:    Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A:    In accordance with rules adopted by the SEC, we are making our proxy materials available over the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials ("Notice") mailed to most of our stockholders describes how you may access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy via the Internet. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    How can I access the proxy materials over the Internet?

A:     Our proxy materials are available at http://www.viewproxy.com/aligntech/2021 and will be available during the voting period at www.proxyvote.com.

Q:    Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:     No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions as to how to cast your vote.

Q:    What is the difference between holding shares directly or as a beneficial owner, in street name?

A:    Most of our stockholders hold their shares as beneficial owners through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held directly (of record) and those owned beneficially.

    Stockholder of Record: If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the "stockholder of record." As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

    Beneficial Owner: If on the Record Date your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, the brokerage firm, bank or other nominee is considered the stockholder of record of your shares and you are considered the beneficial owner of those shares held in "street name." If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the stockholder of record of your shares. As a beneficial owner, you may direct your nominee as to how to vote your shares. Your nominee should have enclosed or provided voting instructions for you to use directing it as to how to vote your shares. Please note that as a beneficial owner, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that is your nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.

VIRTUAL ANNUAL MEETING INFORMATION

Q:    How can I participate in the Annual Meeting?

A:    Our Annual Meeting will again be an entirely virtual meeting conducted via live webcast. The Annual Meeting webcast will begin promptly at 10:00 a.m., Pacific Time, on Wednesday, May 19, 2021. Online access will begin at 9:30 a.m., Pacific Time, and we encourage you to access the Annual Meeting early.

To be admitted to the Annual Meeting, stockholders as of the Record Date must register in advance at http://viewproxy.com/aligntech/2021/htype.asp

• Registered Stockholders: Stockholders who hold shares in their own name or have received a Notice or proxy card must click "Registration for Registered Holders" and enter their name, phone number, Virtual Control Number (found on your Notice or proxy card) and email address.

• "Street name" or Beneficial Stockholders: Stockholders who hold shares through a bank, broker, or other similar agent, must click "Registration for Beneficial Holders" and enter their name, phone number and email, and click submit. Thereafter, please email a copy of your legal proxy or proof of ownership that you obtain from your bank or broker to Virtualmeeting@viewproxy.com. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 annual meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/aligntech/2021/htype.asp.

Q:    Why is the Annual Meeting only virtual?

A:    For the health and well-being of our stockholders, employees, officers, directors and their families as well as the communities in which we live and work, we have again chosen to conduct the Annual Meeting in a virtual-only meeting format, via live audio webcast. A virtual meeting provides a convenient and efficient means to administer our Annual Meeting while allowing stockholders to safely participate from any location around the world.

Q:    How can I submit questions during the Annual Meeting?

A:    During registration and also the Annual Meeting, you may submit questions pertaining to the business of the Annual Meeting according to instructions to be provided either during registration or the Annual Meeting. At the Annual Meeting, each stockholder will be limited to one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.

Q:    What are the rules of procedure for the Annual Meeting?

A:    The rules and procedures for the Annual Meeting will be available at http://viewproxy.com/aligntech/2021/htype.asp.

Q:    Will the list of stockholders be available during the Annual Meeting?

A:    During the Annual Meeting, the list of our stockholders of record entitled to vote at the Annual Meeting will be available for viewing by stockholders as of the Record Date upon request, for any purpose germane to the Annual Meeting.

Q:    What if I have technical difficulties or trouble accessing the Annual Meeting?

A:    We will have technicians ready to assist you with any technical difficulties you experience accessing the Annual Meeting. If you encounter any difficulties, please call:

866-612-8937(toll-free)
973-873-7684 (international)

VOTING INFORMATION

Q:    Who can vote at the Annual Meeting?

A:    If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 24, 2021, the record date for the Annual Meeting ("Record Date"), you are entitled to vote at the Annual Meeting. As of the Record Date, 79,135,585 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:    How do I vote my shares during the Annual Meeting?

A:    By logging into the webcast, Registered Stockholders will be able to vote electronically on all proposals to be considered at the Annual Meeting. Please note, Beneficial Stockholders must submit a copy of their legal proxy or proof of ownership in advance to Virtualmeeting@viewproxy.com in order to vote their shares during the Annual Meeting.

Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate.

Q:    How can I vote my shares without participating in the Annual Meeting?

A:    Internet. You may vote over the Internet by following the instructions on the Notice. Stockholders who receive printed proxy materials may vote over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker, bank or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to vote their shares through the Internet. If your shares are held in an account with a participating broker or bank, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. To be counted at the Annual Meeting, your vote must be received by 8:59 p.m. Pacific Time, on May 18, 2021.

    Telephone. Stockholders of record may vote by following the “Vote by Telephone” instructions on their Notice or on their proxy cards until 8:59 p.m. Pacific Time, on May 18, 2021.
    Mail. If you requested printed proxy materials, you can submit your vote by completing, signing and dating the proxy card mailed to you and returning it in the accompanying pre-addressed envelope. Proxy cards must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Q:    What if I don’t give specific voting instructions?

A:    In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

        For the other items of business, you may vote "FOR", "AGAINST" or "ABSTAIN". For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

    If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

    If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a beneficial owner and the nominee organization holding your shares does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accountants) but may not vote on non-routine proposals (each of the other proposals). We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote. For proposal 3 which requires 66 2/3% of the Outstanding Shares of Voting Stock to vote "FOR", a broker non-vote will have the same effect as an "AGAINST" vote.

Q:    Can I change or revoke my vote?

A:    You may change your proxy voting instructions at any time before your votes are cast at the Annual Meeting.
If you are a stockholder of record, you may either:
•grant a new proxy bearing a later date by following the instructions provided in the Notice or the proxy card, which will automatically revoke the previous proxy;
•provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
410 N. Scottsdale Rd. Suite 1300
Tempe, AZ 85281
prior to the time we take the vote at the Annual Meeting; or
•participate in the Annual Meeting and vote. Your presence at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request that it be revoked.
If you are a beneficial owner of shares held in street name, you may either:
•timely submit new voting instructions to your broker or other nominee; or
•if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares during the Annual Meeting, participate in the Annual Meeting and vote online.

Q:    What are we voting on and what vote is required to approve each item?

A:    The proposals that will be presented at the Annual Meeting, the vote required for passage of each, our Board's voting recommendations, and the way the vote is calculated for the proposals are as follows:

PROPOSAL	Vote Required	Board's Voting Recommendation	Broker Discretionary Voting Allowed?
Proposal 1 — To Elect 10 Director Nominees	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	FOR	NO

Proposal 2 — To Ratify the Appointment of PwC as our Independent Registered Public Accounting Firm for Fiscal Year 2021	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	YES

Proposal 3 — To Ratify an Amendment of our Bylaws to designate Delaware and the District Courts of the United States as the Exclusive Forums for adjudication of certain disputes	66 2/3% of the Outstanding Shares of Voting Stock, meaning Common Shares Outstanding	FOR	NO

Proposal 4 - To Approve the amendment and restatement of our 2010 Employee Stock Purchase Plan	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO

Proposal 5 - To Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO

    We will also consider any other business that properly comes before the Annual Meeting. As of April 7, 2021, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy cards will vote the shares they represent using their best judgment.

Q:    What constitutes a quorum?

A:    A quorum, which is a majority of the outstanding shares of our common stock as of the Record Date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the Record Date, 79,135,585 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 39,567,793 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present at the scheduled time of the Annual Meeting, then either the chairman of the Annual Meeting or the stockholders by vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting are authorized by our Bylaws to adjourn the Annual Meeting until a quorum is present or represented.

Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:    We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, and making the proxy materials and voting options available online and by phone. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you and establishing and administering the Annual Meeting.

Q:    Who will count the vote?

A:    We expect a representative from Align will tabulate the proxies and act as inspector of the election.

ADDITIONAL INFORMATION

Q:    What is Align’s website address?

A.    Our website address is www.aligntech.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, available on our website in the Investors section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

    This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department by sending a written request to Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85281, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

Q:    Where can I find the voting results of the meeting?

A:    We expect to announce preliminary results at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we expect to file with the SEC by May 25, 2021.

Q:    What if multiple stockholders share the same address?

A:     To reduce expenses, we are delivering a single copy of the Notice and, if applicable, the proxy materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. To receive a separate copy of the Notice and, if applicable, the proxy materials you may contact us by calling (408) 470-1000 or by writing to us at Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85281, Attn:  Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:    Is there any information that I should know regarding future annual meetings?

A:    Stockholder proposals that timely satisfy the conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials may be included in our proxy statement for an annual meeting. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 8, 2021. A stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2022 Annual Meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 18, 2022 nor earlier than January 19, 2022.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF
ALIGN TECHNOLOGY, INC.

April 7, 2021

**A. Proposals – The Board of Directors recommends you vote FOR all nominees listed in Proposal 1 and FOR proposals 2, 3, 4 and 5.**

1. Election of Directors.

| | FOR | AGAINST | ABSTAIN | | FOR | AGAINST | ABSTAIN | | FOR | AGAINST | ABSTAIN |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 Kevin J. Dallas | ☐ | ☐ | ☐ | 05 George J. Morrow | ☐ | ☐ | ☐ | 09 Susan E. Siegel | ☐ | ☐ | ☐ |
| 02 Joseph M. Hogan | ☐ | ☐ | ☐ | 06 Anne M. Myong | ☐ | ☐ | ☐ | 10 Warren S. Thaler | ☐ | ☐ | ☐ |
| 03 Joseph Lacob | ☐ | ☐ | ☐ | 07 Andrea L. Saia | ☐ | ☐ | ☐ | | | | |
| 04 C. Raymond Larkin, Jr. | ☐ | ☐ | ☐ | 08 Greg J. Santora | ☐ | ☐ | ☐ | | | | |

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2021.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

4. APPROVAL OF AMENDED STOCK PLAN
Approve the Amendment and Restatement of our 2010 Employee Stock Purchase Plan.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. ADVISORY VOTE ON NAMED EXECUTIVES COMPENSATION
Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

**B. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below**

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

**VIRTUAL CONTROL NUMBER**

→ [ ]

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

**VIRTUAL CONTROL NUMBER**

# PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

## INTERNET

**Vote Your Proxy on the Internet:**

**Go to www.AALvote.com/ALGN**

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

## TELEPHONE

**Vote Your Proxy by Phone:**

**Call 1 (866) 804-9616**

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

## MAIL

**Vote Your Proxy by Mail:**

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.